United Realty Trust 10-Q

EXHIBIT 10.4

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into on the 29 day of January, 2015 (the “Effective Date”) by and between Lippincott Real Estate Associates, LLC, a New Jersey limited liability company (“Seller”), and United Realty Funds Management, LLC, a Delaware limited liability company or its permitted assignee in accordance with Section 11 (“Purchaser”). Seller and Purchaser are sometimes collectively referred to herein as the “Parties” and each of the Parties is sometimes singularly referred to herein as a “Party.”

1.	Purchase and Sale Agreement.

a.	Purchase and Sale of Property. Upon the terms and conditions hereinafter stated, Seller hereby agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, at the Purchase Price and upon the terms set forth herein, good and marketable title to the following:

(i)	An approximately 53,100 square foot building, located at 402 & 404 Lippincott Drive, Marlton, New Jersey, Block 24.23, Lot 2.02 an approximate description of which is set forth on Exhibit “A” attached hereto and incorporated herein by this reference for all purposes (the “Premises”), together with (a) all buildings, structures, fixtures and improvements presently located on the Land and owned by Seller (the “Improvements”), (b) all equipment, machinery, supplies and spare parts and personal property used in connection with the use, operation and maintenance of the Improvements, including, without limitation, the property particularly described on Exhibit “B” annexed hereto (the “Personal Property”), (c) all easements, licenses, rights and appurtenances relating to the Land and the Improvements (the “Rights”), and (d) if and to the extent assignable by Seller, all right, title and interest of Seller, if any, in and to any intangible personal property relating to the Land and the Improvements, including all licenses, permits, plans, specifications, operating manuals, guarantees and warranties and any structural, engineering, soil, seismic, geologic, hydrogeological, architectural and other reports and studies prepared for Seller by third party consultants relating to the Land and the Improvements and within Seller’s possession (the “Intangible Property”)

(ii)	Seller desires to sell, convey, transfer and assign to Purchaser, and Purchaser desires to purchase from Seller, the Land, the Improvements, the Rights, the Intangible Property and the Personal Property and certain other property described herein (all such property intended to be sold, conveyed, transferred or assigned by Seller to Purchaser being hereinafter called the “Property”), subject, nevertheless, to satisfaction of the conditions precedent hereinafter set forth.

b.	Condition. The Property is to be delivered to Purchaser at Closing in substantially the same condition as exists on the date of this Agreement, reasonable wear and tear excepted.

2.	Purchase Price. The purchase price for the Property, subject to adjustment and proration as herein set forth, is Nine Million Five Hundred Dollars ($9,500,000) (the “Purchase Price”). The Parties hereto acknowledge and agree that the value of the personal property is de minimis and that no part of the Purchase Price is allocable thereto.

a.	The Purchase Price shall be paid as follows:

(i)	One Hundred Thousand Dollars ($100,000.00) the “First Deposit”) to Madison Abstract Inc. (the “Escrow Holder”) within three (3) business days of full execution of this Agreement. The First Deposit shall be held in escrow pursuant to Section 2(b) hereof. Following the expiration of the Due Diligence Period, unless Seller terminates this Agreement pursuant to Section 3(c) the entire First Deposit shall become non-refundable to Purchaser unless Seller defaults under this Agreement such that Closing does not occur as a result of such Seller default;

(ii)	An additional Three Hundred Thousand Dollars ($300,000.00) (the “Second Deposit”) to the Escrow Holder within three (3) business days after the conclusion of the Due Diligence Period (as defined in Section 3 hereof) unless this Agreement is terminated in accordance with Section 3(c) hereof;

(iii)	The Deposit and the balance of the Purchase Price shall be paid to Seller, and/or applied to Seller’s closing costs, by Purchaser plus or minus any adjustments thereto in accordance with this Agreement, by immediately available funds at Closing; and

b.	The First Deposit and the Second Deposit, (collectively, the “Deposit”) shall be held by Escrow Holder in a federally insured account in accordance with the provisions of this Agreement. At Closing, the Deposit, together with any interest earned thereon, shall be paid to Seller and credited against the Purchase Price. In the event of defaults, the Deposit will be distributed as described in Section 9. Seller, Purchaser and Escrow Holder, by its joinder in this Agreement, agree as follows with respect to the duties of Escrow Holder hereunder:

(i)	Escrow Holder undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Holder;

2

(ii)	Escrow Holder may act in reliance upon any writing or instrument or signature which it believes, in good faith, to be genuine, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Holder shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Holder’s duties under this Agreement shall be limited to those provided in this Agreement;

(iii)	Unless Escrow Holder discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Purchaser hereby release and indemnify Escrow Holder and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Holder under this Agreement; and, in such connection, Seller and Purchaser shall jointly indemnify Escrow Holder against any and all expenses including reasonable attorneys’ fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity;

(iv)	If the Parties (including Escrow Holder) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Holder, Escrow Holder may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Holder shall be indemnified for all costs and reasonable attorneys’ fees in its capacity as Escrow Holder in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received; and

(v)	Escrow Holder may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Holder shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, with respect to acting as Escrow Holder unless caused by its negligence or willful misconduct.

c.	Escrow Holder as Title Company. Notwithstanding that Escrow Holder is acting as an Escrow Holder for the Deposit, and, further, notwithstanding any subsequent dispute which arises between the Parties related to this Agreement, the Deposit or otherwise, Seller agrees that Escrow Holder may act as Title Company (as hereinafter defined).

d.	Federal Tax Identification Numbers. Seller represents that its federal tax identification number is 27-0971825.

3

3.	Due Diligence Information and Due Diligence Period.

a.	The Purchaser shall have a period of forty five (45) days from the date of execution of this Agreement by Purchaser and Seller (the “Due Diligence Period”) to obtain financing and to conduct such tests and studies of the Property as Purchaser deems necessary, including, without limitation, environmental, engineering, and development tests and studies. During the Due Diligence Period, Purchaser will coordinate the property inspections with Seller or its agents to minimize any negative impact to the Property or unreasonable interference with the tenant’s operations. Purchaser shall obtain the consent of Seller before entering the Property and shall give reasonable notice before entering the Property.

b.	Purchaser shall repair and restore any damage to the Property caused by Purchaser’s, or Purchaser’s agents’ or representatives’, exercise of its rights during the Due Diligence Period, to substantially the same condition as existed prior to such damage occurring, normal wear and tear excepted. Purchaser shall:

a.	Indemnify, defend and save Seller and its members, employees and agents harmless of and from any and all claims and/or liabilities which Seller and its members, employees and agents may suffer or be subject by reason of or in any manner relating to such entry and such activities, including, without limitation, and claims by tenants and/or invitees of the Property;

b.	Not enter into any of Tenant’s leased premises or communicate with Tenant unless Seller gives Purchaser written consent to do so and Purchaser is accompanied by Seller in each instance.

c.	Not conduct any environmental investigations or testing other than a standard “Phase I” investigation, unless Purchaser provides notice to Seller that further investigations are required by Purchaser’s consultants, provided such further investigations shall be at no cost to Seller and shall not extend Closing. All inspections conducted under this paragraph shall be undertaken so as to not unreasonably interfere with Tenant’s occupancy rights.

c.	On or before the expiration of the Due Diligence Period, Purchaser may, in its sole discretion, elect, for any or no reason, by written notice to Seller, not to proceed with the purchase of the Property or Purchaser may proceed to Closing according to the Agreement. Following the end of the Due Diligence Period and Purchaser’s election to proceed with the purchase of the Property, the Deposit shall only be refundable to Purchaser if the conditions of Section 6 below are not met or if Seller defaults hereunder as described in Section 9. At Closing, the Deposit shall be applied toward the Purchase Price. If Purchaser does not proceed with the purchase of the Property and provides written notice to Seller on or before the expiration of the Due Diligence Period of Purchaser’s election to proceed with the purchase of the Property then notwithstanding anything to the contrary, this Agreement shall be deemed terminated as if Purchaser had given affirmative notice of termination and neither party shall have any liability to the other except for Seller’s obligation to return the Deposit Purchaser’s obligations under Section 3(b) and all other obligations which expressly survive termination.

4

d.	Hazardous Substances. In the event that after the expiration of the Due Diligence Period and prior to Closing there occurs a spill, discharge, release, deposit or emplacement of any Hazardous Substance (as such term is defined in clause (v) of Section5(a)) on the Land or Improvements (other than caused by Purchaser or its agents) which results in contamination of the Land or Improvements beyond permitted governmental tolerances for commercial property, provided such condition was not caused by Purchaser, its agents, servants or contractors, Seller shall perform all remedial activity, including the installation of monitoring equipment necessary to remediate any such Hazardous Substance to Purchaser’s satisfaction, and, if necessary, the Closing shall be adjourned for a reasonable period to permit Seller to complete such activities. Notwithstanding the foregoing, if (i) the aggregate cost of such remediation exceeds $75,000, subject to the last sentence of this paragraph Purchaser and Seller shall each have the right to terminate this Agreement upon notice to the other; and (ii) in the event that the time required to remediate such spill, discharge, release, deposit or emplacement of Hazardous Substances will be in excess of ninety (90) days, as reasonably estimated by Purchaser, then Purchaser and Seller shall each have the right to terminate this Agreement upon notice to the other. In the event this Agreement is terminated by Purchaser or Seller pursuant to this Section 3(d), the Deposit shall be refunded to Purchaser, whereupon this Agreement and all rights and obligations of the Parties hereunder shall thereafter be null and void, except for Purchaser’s indemnification obligations under Section 3(b). In the event this Agreement is terminated by Seller pursuant to this Section 3(d), Purchaser shall have the right to nullify Seller’s termination notice and proceed to Closing with a credit against the Purchase Price of up to $75,000 to address the remediation costs, with Purchaser being responsible for any excess remediation costs.

e.	Availability of Documents and Inquiries. Within ten (10) days from the Effective Date, Seller shall deliver or make available for Purchaser’s review, copies of all of the items described on Exhibit “C” attached hereto and incorporated herein by this reference for all purposes which are in Seller’s possession or control.

4.	Title Commitment/Survey.

a.	Title to Property. Title to the Land and Improvements shall be good, marketable and insurable at regular rates by a reputable title insurance company selected by Purchaser doing business in the State of New Jersey (the “Title Company”), subject only to the Lease and those exceptions to which Purchaser does not object pursuant to Section 4(d) hereof (the “Permitted Exceptions”).

b.	Title Commitment. Within five (5) business days following the Effective Date, Purchaser shall request, at Purchaser’s expense: (i) a current ALTA Commitment for Owner’s Policy of Title Insurance and UCC lien searches of Seller and other such searches as Purchaser shall reasonably request (hereinafter collectively referred to as the “Title Commitment”) issued by Title Company, whereby said Title Company commits to issue an Owner’s Policy of Title Insurance (“Owner’s Policy”) in favor of Purchaser in the amount of the Purchase Price written in accordance with this Agreement; and (ii) copies of all instruments shown as exceptions on the Title Commitment (the “Exception Documents”). The Title Commitment shall describe the Property; shall list Purchaser as the prospective named insured; shall show as the policy amount the Purchase Price; shall contain the commitment of the Title Company to insure Purchaser’s fee simple interest in the Property upon the Closing. The Title Commitment shall show the status of the title of the Property and all exceptions which would appear in an Owner’s Policy, if issued.

5

c.	Survey. Following the Effective Date, and prior to the expiration of the Due Diligence Period, Purchaser may, if it desires, obtain at Purchaser’s expense, a survey of the Property prepared in accordance with Purchaser’s requirements therefore (the “Survey”).

d.	Objections. Purchaser shall have until the expiration of the Due Diligence Period in which to review the Survey and Title Commitment and deliver to Seller, in writing, such objections as Purchaser may have to anything contained or set forth therein (“Purchaser’s Statement”). Such objections may include Purchaser’s inability to obtain (i) title insurance in an amount at least equal to the Purchase Price at ordinary rates, or (ii) commercially reasonable title endorsements and/or exclusion of so called “standard exceptions” desired by Purchaser. Any items to which Purchaser does not object within the thirty (30) day review period shall be deemed to be approved by Purchaser and shall be Permitted Exceptions for purposes of this Agreement, provided, however, that each monetary encumbrance such as a mortgage, judgment, lien for delinquent real estate taxes, attachment, lien claim, penalty or fine (which are or may become a lien on the Property), or other lien or encumbrance of a definite or ascertainable amount which may be removed by the payment of money that is revealed by the title report shall automatically, and without requirement that same be specified in Purchaser’s Statement, be deemed an unpermitted exception, and Seller agrees to remove same at Closing. Seller shall notify Purchaser within five (5) business days after receipt of Purchaser’s Statement if Seller will not remove or cure such defects during the fifteen (15) day period following Seller’s receipt thereof (the “Cure Period”), but Seller shall not be required to expend any funds to cure Purchaser’s objections. In the event Seller does not cure such objections prior to the expiration of the Cure Period, or such longer period as may be agreed to in writing by the Parties Purchaser shall have the right to: (i) terminate this Agreement by written notice to Seller, in which event Purchaser shall receive a refund of the Deposit; or (ii) proceed to Closing hereunder without adjustment of the Purchase Price.

e.	Title to Other Property. Title to the Personal Property and all other property intended to be conveyed or assigned hereunder shall be valid and subject to no encumbrances or security interests.

5.	Representations, Warranties and Covenants.

6

a.	Seller’s Representations and Warranties. As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser that the following are true in all material respects as of the date hereof or as of the Closing that:

(i)	the Seller is the owner of the Property, and will convey to Purchaser at Closing, good and marketable title to the Property free from all claims, liens and encumbrance except only the Permitted Exceptions;

(ii)	there are no parties in possession of any portion of the Property as lessees or tenants at sufferance other than Continuum Health Alliance, LLC (“Continuum”) under that certain lease between Seller and Continuum (the “Lease”). Seller has furnished to Purchaser true and complete copies of the Lease; the Lease is the only lease currently affecting or relating to the Land and the Improvements; except as set forth in the copy delivered to Purchaser, the Tenant is not currently in default under the Lease, the Tenant has paid its rents in a timely fashion since Seller’s ownership of the Property, and the Tenant has not asserted any claimed of Landlord default under the Lease;

(iii)	there are no proceedings at law or in equity before any court, grand jury, administrative agency or other investigative agency, bureau or instrumentality of any kind pending or, to the best of Seller’s knowledge, threatened, against or affecting Seller or the Property that (i) involve, or in any way may affect, the validity or enforceability of this Agreement or any other instrument or document to be delivered by Seller pursuant hereto, (ii) enjoin or prevent or threaten to enjoin or prevent the performance of Seller’s obligations hereunder or (iii) relate specifically to the Property (including, without limitation, the environmental condition of the Property) or the title thereto; and there is no other pending or, to the best of Seller’s knowledge, threatened litigation, governmental investigation or administrative proceeding affecting Seller or the Property.

(iv)	the execution and delivery of, and Seller’s performance under, this Agreement are within Seller’s powers and have been duly authorized by all requisite actions, and Seller obtained, or at Closing shall have obtained, all approvals required to be obtained by Seller to (i) consummate the sale of the Property to Purchaser as herein contemplated and (ii) to consummate all of the transactions contemplated in this Agreement, and this Agreement is the legal, valid and binding obligation of Seller enforceable in accordance with its terms. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body, commission or authority is required in connection with the execution, delivery and performance by Seller of this Agreement;

7

(v)	the Seller is duly organized, validly existing and in good standing under the laws of, and is qualified to do business in, the State of New Jersey. Seller has full right, title, authority and capacity to execute and perform this Agreement and to consummate all of the transactions contemplated herein, and the individual who executes and delivers this Agreement and all documents to be delivered to Purchaser hereunder is and shall be duly authorized to do so. The execution and delivery hereof and the performance by Seller of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Seller is a party or by which it or the Property is bound;

(vi)	the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby in the manner contemplated herein will not violate any provision of law, statute, rule or regulation or agreement to which Seller or the Property is subject or violate any judgment, order, writ, injunction or decree of any court applicable to Seller or the Property;

(vii)	except for the sale of the Property to Purchaser as set forth in this Agreement, Seller has not entered into any agreement nor otherwise granted to any person, and no person or entity has any right or option from Seller to (i) acquire any or all of the Property, (ii) right of first offer or right of first refusal to purchase all or any portion of the Property, and (iii) except with respect to Continuum, lease, license or otherwise occupy any portion of the Property;

(viii)	Seller is not a party to any service contracts, management or other employment agreements applicable to the Property which will not have been effectively terminated prior to Closing, other than those furnished to Purchaser and which are identified on Exhibit “D” attached hereto;

(ix)	there are no employees employed by Seller with respect to the Property and Seller has not entered into any collective bargaining agreement with respect to the Property, nor is Seller a party to any multi-employment agreement or plan, and at Closing there shall be no employees employed at or with respect to the Property;

(x)	Seller has no actual knowledge of any material latent physical defects affecting the Land or Improvements;

(xi)	Seller has not received any written notice of, and otherwise has no reason to believe that, any pending condemnation of the Land or Improvements or any portion thereof, or any change in any law, ordinance or regulation that would materially affect the Land or Improvements or the use thereof;

8

(xii)	Seller has received no written notice and has no actual knowledge that there are any violations of laws, ordinances, rules and regulations of all Governmental Authorities having jurisdiction thereof at the Property, and has no actual knowledge of any existing or threatened violations with respect to the use and operation of the Property;

(xiii)	all sums payable by reason of any labor or materials heretofore furnished with respect to the Property have been, or in the ordinary course of business prior to Closing will be, paid, and Seller knows of no dispute in connection therewith;

(xiv)	neither the Land nor the Improvements is subject to or has been granted any abatement from real estate taxes and, to Seller’s, its members’ and principals’ knowledge, the Property will not be subject to a P.I.L.O.T agreement or an added assessment or omitted property taxes on account of improvements or betterments made prior to Closing;

(xv)	Seller is not in the hands of a receiver nor is an application for the appointment of a receiver pending; Seller has not made an assignment for the benefit of creditors, nor has Seller filed, or had filed against it, any petition in bankruptcy;

(xvi)	Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Purchaser will not be required to withhold from the Purchase Price any withholding tax;

(xvii)	Continuum has continuously occupied the Premises since December 16, 2009 and has paid its rent timely throughout the period of its tenancy at the Property.

(xviii)	to the best of Seller’s actual knowledge without investigation, all information and documents heretofore delivered by Seller to Purchaser or to be delivered by Seller to Purchaser and relating to the Property are true, complete and accurate in all material respects, and with respect to documents, are true, correct and complete copies thereof, and Seller has forwarded or will forward to Purchaser true and complete copies of all reports and investigations in its possession or under its control relating to the environmental condition of the Land and Improvements;

(xix)	from and after the Effective Date, Seller will not enter into contracts or agreements related to the operation or maintenance of the Property except in good faith and in the ordinary course of business and which provide that same may be terminated without cost by Seller on or before Closing; and Seller shall not, without the prior written approval of Purchaser, enter into any new lease affecting the Property nor terminate, amend or modify any existing lease affecting the Property;

9

(xx)	No Liens or Encumbrances. Seller agrees that it will not create, suffer or permit to be created, and that it will promptly remove or discharge, any liens or encumbrances against the Property arising subsequent to the Effective Date of this Agreement;

(xxi)	Legal Requirements. Seller will, prior to the closing of title, promptly (a) comply with, and cure any violations of, all legal requirements relating to the Property (provided however, if the cost to cure any such violation exceeds $75,000, Seller may terminate this Agreement whereupon the Deposit shall be refunded to Purchaser, but Purchaser may nullify such Seller termination notice and receive a credit against the Purchase Price for $75,000 if it elects to proceed to Closing; nothing herein shall reduce Seller’s obligations under Section 4(d); (b) comply with all instruments of record affecting the Property in accordance with the provisions thereof and within the time period permitted thereby; and (c) comply with all requirements of any insurance company insuring the Property; and

(xxii)	Seller shall notify Purchaser promptly upon obtaining knowledge of any material change in any of Seller’s representations and warranties contained in this Section 5.

As used herein, “actual knowledge” of Seller shall mean the actual knowledge of Howard Orel and shall not be construed to refer to the knowledge of any officer, member, manager or agent of Seller or any affiliate of Seller, and shall in no event be deemed to include imputed or constructive knowledge.

b.	Maintenance of Property. From and after the Effective Date, Seller will cause the Property to be maintained in substantially the same manner and condition as now maintained and will operate the Property in substantially the same manner as it has heretofore operated the same; will not enter into any construction, management, maintenance or service contracts which might become the obligation of Purchaser; and will promptly inform Purchaser in writing of any material event adversely affecting the ownership, use, occupancy, operation or maintenance of the Property, whether or not insured against after Seller becomes aware of any such issue.

c.	Certificate of Occupancy and Permits. If any governmental authority requires that certificates of occupancy, certificates of continued occupancy, smoke detector certifications or other permits, inspection or occupancy certificates be obtained in connection with the conveyance of the Property to Purchaser, Seller shall, at its cost (subject to Section 5(a) (xxi), obtain such documents and make any repairs, replacements, alterations and changes to the Property required in connection therewith prior to the Closing of title. To the best of Seller’s knowledge all permits necessary for the use and occupancy of the Improvements (collectively the “Permits”) are in full force and effect; none of the Permits has been suspended or revoked.

10

d.	Insurance. Attached as Exhibit “G” is a listing of all insurance policies covering the Property, which exhibit lists the policy number, insurer and type of coverage and amounts of coverage, and Seller will cause such insurance to be maintained in full force and effect as heretofore maintained by it.

e.	Survival. The truth, accuracy and completeness of each of the representations and warranties of Seller as of the date hereof, and as of the Closing, shall constitute a condition precedent to the obligations of Purchaser hereunder. Each such representation and warranty shall survive the Closing for a period of one (1) year, except with respect to fraud, which shall survive through the statute of limitations with respect to such fraud.

f.	Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as of the date hereof, that the following are true in all material respects:

(i)	Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware, is in good standing, has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated and the execution and delivery hereof and the performance by Purchaser of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Purchaser is a party or by which it is bound;

(ii)	the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby in the manner contemplated herein will not violate any provision of law, statute, rule or regulation to which Purchaser is subject or violate any judgment, order, writ, injunction or decree of any court applicable to Purchaser; and

(iii)	No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body, commission or authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement.

(iv)	The truth, accuracy and completeness of each of the representations and warranties of Purchaser as of the date hereof, and as of the Closing, shall constitute a condition precedent to the obligations of Seller hereunder. Each such representation and warranty shall survive the Closing for a period of one (1) year, except with respect to fraud, which shall survive through the statute of limitations with respect to such fraud.

11

6.	Contingencies. If Purchaser elects to proceed with the purchase of the Property following the conclusion of the Due Diligence Period, Purchaser shall not be obligated to close on the purchase of the Property until each of the following contingencies, each of which is a condition precedent to Purchaser’s obligation to close hereunder, are satisfied or Purchaser has elected, in its sole and absolute discretion, to waive same:

(i)	Title. Seller shall deliver good and marketable title;

(ii)	Environmental. No new material adverse environmental matter has been discovered which was not included in the report delivered by Seller to Purchaser prior to the execution of this Agreement;

(iii)	Lease. Seller has assigned the Lease to Purchaser, and the tenant shall not be in default in any manner at Closing;

(iv)	Tenant Estoppel Certificate and SNDA Agreement. Tenant under the Lease has executed an estoppel certificate and subordination, attornment and non-disturbance agreement in a form and substance reasonably acceptable to Purchaser and Purchaser’s lender;

(v)	Representations and Warranties of Seller. All of Seller’s representations and warranties made herein are true and correct in all material respects as of the date made and as of the Closing;

(vi)	Tenant. The Tenant under the Lease has not:

a.	filed for bankruptcy or been the subject of an involuntary bankruptcy;

b.	had any material adverse change in its financial condition since the Effective Date; or

c.	been made a party to any litigation or arbitration, nor is the tenant the subject of any investigation by any governmental or quasi-governmental authority or agency.

(vii)	Litigation. There is no pending or threatened litigation or arbitration effecting or relating to this Agreement, the transactions contemplated in this Agreement, Seller, or effecting the Property or the Lease or the tenant under the Lease;

(viii)	Permits. All Permits effecting the Property are validly issued and in effect;

(ix)	Breach. Seller has not breached any of the provisions, obligations, undertakings or promises of Seller under this Agreement;

12

(x)	Compliance. All of the covenants and obligations of Seller required to be performed or complied with by Seller pursuant to this Agreement at or prior to the Closing, and each of the covenants and obligations (considered individually) of Seller hereunder, shall have been duly performed and complied with in all material respects;

(xi)	Other. Since the Effective Date of this Agreement, there shall not have been commenced or threatened against Purchaser, Seller or Tenant, or against any of the foregoing’s respective affiliates, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, this Agreement or any of the transactions contemplated under this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any of the transactions contemplated hereunder.

At Closing, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of the consummation of the transactions contemplated in this Agreement;

(xii)	Financing. If Purchaser shall have obtained and accepted a commitment for financing or has accepted a term sheet, letter of intents or application for financing (the “Loan”) in connection with Purchaser’s acquisition of the Property (the “Loan Commitment”), lender issuing the Loan Commitment is ready, willing and able to and does close the Loan in accordance with the terms of said Loan Commitment at Closing. In the event Purchaser does not close because of this contingency, Seller shall receive from the Escrow Agent the First Deposit of $100,000 and Purchaser shall receive the Second Deposit of $300,000; and

(xiii)	Each of the foregoing are conditions precedent to Purchaser’s obligation to close on the transactions contemplated hereunder and in the event that any of the contingencies identified above shall not have been satisfied or waived by Purchaser (which waiver shall be in Purchaser’s sole and absolute discretion) then Purchaser may, upon notice to Seller at any time, elect to terminate this Agreement whereupon the Deposit shall be returned to Purchaser (except in the event of termination based on (xii)) and this Agreement, and all of the obligations of the Parties hereto, shall thereafter be null and void.

7.	Closing.

a.	Closing. Closing shall be on or prior to May 15, 2015 at 11:00 a.m. (prevailing time) via mail through closing instruction letters, unless Seller and Purchaser agree in writing to a different time and place (“Closing”). Purchaser shall provide at least five (5) days’ written notice to Seller prior to Closing; provided however, that Closing may only occur prior to April 15 if Seller’s prepayment penalty is waived by its lender.

13

b.	Seller to Deliver. At the Closing, Seller shall furnish and deliver to the Title Company for delivery to Purchaser, at Seller’s expense (except as otherwise provided in Section 7(e) below), the following:

(i)	a Bargain and Sale Deed with covenants against grantor’s acts duly executed and acknowledged by Seller, dated as of the Closing, conveying good and marketable title to the Property to Purchaser;

(ii)	an assignment of the leases and tenant deposits (the “Assignment of Leases and Rents”), wherein Purchaser assumes the Landlord’s obligations under said lease and tenant deposits from and after Closing, and Seller shall agree to indemnify Purchaser and hold Purchaser harmless from any claims, causes of action, damages and expenses, including court costs and attorneys’ fees, resulting from any failure by Seller to perform the duties and obligations of the landlord or lessor arising prior to the date of Closing under such tenant leases, which shall survive Closing and Purchaser shall agree to indemnify Seller and hold Seller harmless from any claims, causes of action, damages and expenses, including court costs and attorneys’ fees resulting from any failure by Purchaser to perform the duties and obligations of Landlord or Lessor arising on and after the date of Closing under such tenant lease, which obligations shall survive Closing;

(iii)	a blanket conveyance, bill of sale and assignment (the “Bill of Sale”) conveying and assigning all of Seller’s right, title and interest in and to all Improvements, personal property and fixtures located on or relating to the use or operation of the Property, and Seller’s interest in (i) all assignable maintenance or service contracts, warranties, guaranties permits and certificates of occupancy relating to the Property, (ii) to the extent assignable, all right, title and interest of Seller in and to all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, environmental reports and studies, floor plans, landscape plans, and other plans and studies of any kind, and licenses, permits or similar documents in Seller’s possession that relate to the Property, and (iii) all right, title and interest of Seller in and to records relating to the tenant, keys, licenses, license agreements, and equipment leases (to the extent any of the foregoing are assignable by Seller), telephone exchanges and other materials of any kind in Seller’s possession or reasonably obtainable by Seller used in the continuing operation of the Property. It is intended and agreed that Seller remain responsible for all obligations incurred in operating the Property to the date of Closing;

14

(iv)	a Non-Foreign Certification signed by the Seller under penalties of perjury;

(v)	possession of the Property subject to the Lease, a true and correct copy of which is attached hereto as of Exhibit “E”;

(vi)	such instruments or documents as are necessary, or reasonably required by Purchaser or the Title Company to evidence the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the purchase and sale transaction contemplated hereby;

(vii)	a title affidavit in the form attached hereto as Exhibit “F”;

(viii)	good standing certificate from the State of New Jersey dated no more than sixty (60) days prior to Closing evidencing that the Seller is in good standing in the State of New Jersey;

(ix)	the tenant estoppel certificate in the form attached hereto as Exhibit “I” for each tenant occupying the Property or for each lease effecting the Property;

(x)	such instruments or documents as are reasonably necessary, or reasonably required by Purchaser or the Title Company to evidence the authority of Purchaser to consummate the purchase and sale transaction contemplated hereby and to execute and deliver the closing documents to be delivered by Purchaser;

(xi)	all keys to all locks on the Property in the possession of Seller and originals or copies of the books and records and of all original documents in the possession of the Seller which are reasonably necessary for the continued operation of the Property, including, but not limited to all applications, correspondence and credit reports relating to each such tenant and original copies of all tenant leases;

(xii)	a letter to each tenant at the Property providing notice of the sale to Purchaser and Purchaser’s assumption of the obligations of the landlord under the tenant’s lease;

(xiii)	satisfaction and discharge of record any mortgage or deed of trust, liens and other encumbrances encumbering the Property;

(xiv)	FIRPTA Affidavit;

(xv)	the original tax bills for the Land or Improvements;

15

(xvi)	certificates of occupancy or other permits effecting the use and occupancy of the Property issued to Seller;

(xvii)	all manuals, diagrams, shop drawings, warranties and related data in possession of Seller concerning the Property and the use, maintenance and operation of its systems and facilities in Seller’s possession;

(xviii)	duly executed certificate, dated Closing, stating that the representations and warranties contained in Section 5 are true, correct and complete as of such date; and

(xix)	duly executed statement showing all closing prorations (the “Closing Statement”).

c.	Purchaser to Deliver. At the Closing, Purchaser shall deliver to the Title Company for delivery to Seller, at Purchaser’s expense, the following:

(i)	the Purchase Price, less the Deposit, which shall be delivered by the Escrow Holder directly to the Seller, by wire transfer in immediately available funds;

(ii)	the Assignment of Leases and Rents;

(iii)	such other documents as be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement; and

(iv)	such instruments or documents as are reasonably necessary, or reasonably required by Seller or the Title Company to evidence the authority of Purchaser to consummate the purchase and sale transaction contemplated hereby and to execute and deliver the closing documents to be delivered by Purchaser.

d.	Adjustments.

(i)	Seller shall be responsible for payment of all taxes and assessments levied or assessed prior to the Closing. Real and personal property taxes for the tax year in which the Closing takes place shall be prorated at the Closing between Purchaser and Seller through Closing, based on the current taxable year’s tax with due allowance made for the maximum discount allowable for prompt payment (if allowed for such year);

(ii)	Rents and fees, charges and reimbursements under any service contracts shall be adjusted and prorated between the Parties as of the Closing;

16

(iii)	Charges for water, electricity, gas and other utilities shall be prorated at the Closing, effective as of Closing, utilizing the best available computation of such items. Seller shall furnish a current reading of each meter at the Closing, which readings shall have been made no earlier than five (5) business days prior to Closing. Seller shall pay the charges for all utilities up to and including Closing;

(iv)	Any realty transfer taxes imposed on the sale of the Property pursuant to this Agreement shall be borne by Seller except for the New Jersey Mansion Tax (“Mansion Tax”), which such Mansion Tax, if payable, shall be borne by Purchaser;

(v)	If there are any assessments against the Property at Closing, Seller shall pay same if the work giving rise to the assessment was completed prior to Closing, but if the work giving rise to the assessment is to be completed subsequent to Closing, such assessment shall be paid by Purchaser;

(vi)	If any adjustment between Seller and Purchaser hereunder proves to be in error or cannot be computed precisely at Closing, either Party shall be entitled to send written notice thereof to the other Party, and any Party owing the other Party monies as a result of such readjustment shall pay the same upon demand. The provisions of this Section 7(d) shall survive the Closing;

(vii)	Final Adjustment of Real Estate Taxes. If at Closing final real estate tax bills for the calendar year in which the closing occurs are not available and the real estate tax adjustment is based upon preliminary tax bills, a final tax adjustment shall be made within ten (10) days after the final tax bill is issued, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based upon such re-adjustment;

(viii)	Errors in Closing Adjustments. If after the closing, the Parties discover any errors in adjustments and apportionments, same shall be corrected as soon after their discovery as possible. The provisions of this Section 7(d) shall survive the closing, except that, subject to Section 7, no adjustments shall be made later than six (6) months after Closing unless prior to such date the party seeking the adjustment shall have delivered a written notice to the other specifying the nature and basis for such claim; and

17

(ix)	Final Apportionment of Operating Expense Reimbursements. If rents under the Leases (including expense reimbursement payments) are payable or accruable under the Leases on the basis of estimates or formulae and are subject to adjustment after Closing, such rents shall be apportioned at Closing on the basis of (i) the rents and/or expenses which are payable to Seller by the tenants under the Leases during the current period under the Leases, and (ii) the sums actually paid by the tenants under the Leases to Seller on account of such rents and/or expenses prior to Closing, and shall be subject to reapportionment on the basis of the rents and expenses as finally determined to be owing under the Leases. Within a reasonable time after Purchaser has made its calculations of the final rents and expense reimbursement payments in respect of the pertinent fiscal periods and has billed the tenants therefor, Purchaser shall prepare and submit to Seller a final reapportionment of the rents and other items to be apportioned pursuant to this Section 7(d) as of Closing (the “Final Apportionment Report”). Within ten (10) days after Purchaser submits the Final Apportionment Report to Seller, Seller shall pay to Purchaser, or Purchaser shall pay to Seller, as applicable, the amount determined to be due from such party to the other pursuant to the Final Apportionment Report; provided, however, that Purchaser shall not be required to pay to Seller any amount attributable to uncollected rents or other charges to tenants as of such date but shall pay to Seller such amounts within thirty (30) days after Purchaser has collected same. Purchaser may deduct from any amounts due to Seller under this Section 7(d) an amount equal to the costs incurred by Purchaser in connection with collecting such amounts.

e.	Expenses of Closing.

(i)	Seller shall pay: a) its proportionate share of the prorations set forth in Section 7(d); b) its own attorneys’ fees; and c) other charges required to be paid by Seller pursuant to this Agreement.

(ii)	Purchaser shall pay: a) all title examination fees and premiums for the Owner’s Title Policy and any title lender’s policy; b) closing fees charged by the Title Company, if any; c) the cost of any Survey; d) its proportionate share of the prorations set forth in Section 7(d); e) its own attorneys’ fees; and f) other charges required to be paid by Purchaser pursuant to this Agreement

(iii)	Any realty transfer taxes imposed on the sale of the Property pursuant to this Agreement shall be borne by Seller

f.	Form 1099. At Closing the Seller and Purchaser shall execute and deliver a Form 1099 and shall instruct counsel for Purchaser to file the same with the Internal Revenue Service.

g.	Failure to Deliver FIRPTA Affidavit. In the event Seller fails to execute and deliver to Purchaser, at Closing, the FIRPTA Affidavit, Purchaser shall have the right to withhold ten percent (10%) of the Purchase Price and Purchaser shall hold and dispose of such monies in accordance with the requirements of Section 1445 of the Internal Revenue Code. The amount of the withholding shall be credited to the Price due and payable at Closing.

18

8.	Casualty or Condemnation Prior to Closing.

a.	Casualty. The risk of loss or damage to the Property by fire or other casualty before the delivery of the deed hereunder is assumed by Seller. In the event of any damage to or destruction of the Property due to fire or any other cause or hazard, Seller shall promptly give notice thereof to Purchaser describing such damage and indicating the estimated cost and period required for restoration to substantially the same condition as existed prior to the damage. If the cost of such restoration is reasonably estimated by Purchaser to be in excess of $250,000, then Purchaser and Seller shall each have the right to terminate this Agreement, upon notice to the other party given within fifteen (15) days after receipt by Purchaser of notice from Seller of such occurrence; provided, however, Seller shall not have the right to terminate this Agreement if Purchaser agrees to close title and accept a credit against the Purchase Price in the amount of Seller’s insurance deductible and accept an assignment of all insurance proceeds due Seller in connection with such casualty. In the event the period of time required to restore the Property to its condition immediately preceding such damage is estimated by Purchaser to be in excess of ninety (90) days, then Purchaser shall have the right to terminate this Agreement upon notice to Seller. Subject to the terms of the third (3rd) sentence of this Section 8(a), in the event of any casualty and this Agreement is not terminated pursuant to this Section 8(a), Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the cost of restoration of the Property. In the event this Agreement is terminated pursuant to this Section 8(a), the Deposit shall be refunded to Purchaser, whereupon this Agreement and all rights and obligations of the Parties hereunder shall be null and void.

b.	Condemnation. In the event any proceedings or negotiations are instituted which do or may result in a taking by condemnation or eminent domain of the Property or any portion thereof, Seller shall promptly notify Purchaser thereof, describing the nature and extent thereof. Purchaser may then, at its election, at any time before Closing terminate this Agreement by written notice to Seller, whereupon the Deposit shall be returned to Purchaser and thereafter neither party shall have any further rights against the other hereunder. In the event Purchaser does not terminate this Agreement by reason of any such taking, then and in that event, the sale of the Property shall be consummated as herein provided and Seller shall assign to Purchaser at Closing all of Seller’s right, title and interest in and to all awards payable by reason thereof and shall pay over to Purchaser all amounts theretofore received by Seller in connection with such taking, and such assignment shall be deemed an additional condition precedent to Purchaser’s obligation to close hereunder pursuant to Section 6 hereof. Seller agrees not to settle or compromise any claim for such award without the prior written consent of Purchaser. Purchaser shall have the right to participate in all condemnation proceedings and Seller shall provide Purchaser with reasonable notice thereof.

19

9.	Default and Remedies.

a.	Default by Purchaser Prior to Closing. Seller may terminate this Agreement by notice to Purchaser at any time prior to Closing in the event of (a) a default by Purchaser under this Agreement which remains uncured for five (5) calendar days after Seller’s notice to Purchaser thereof, unless such default cannot be cured by the payment of money and cannot with due diligence be wholly cured within such five (5) day period, in which case Purchaser shall have such longer period as shall be necessary to cure such default, so long as Purchaser proceeds promptly to cure such default within such five (5) day period, prosecutes such cure to completion with due diligence within ten (10) calendar days and advises Seller of the actions which Purchaser is taking and the progress being made or (b) a material breach of any representation or warranty by Purchaser expressly set forth in this Agreement.

b.	Default by Seller Prior to Closing. Purchaser may terminate this Agreement by notice to Seller at any time prior to Closing in the event of (a) a default by Seller under this Agreement which remains uncured for five (5) calendar days after Purchaser’s notice to Seller thereof, unless such default cannot be cured by the payment of money and cannot with due diligence be wholly cured within such five (5) day period, in which case Seller shall have such longer period as shall be necessary to cure such default, so long as Seller proceeds promptly to cure such default within such five (5) day period, prosecutes such cure to completion with due diligence within ten (10) days and advises Purchaser of the actions which Seller is taking and the progress being made or (b) a material breach of any representation or warranty by Seller expressly set forth in this Agreement, or (c) any of the contingencies set forth in Section 6 hereof cannot be satisfied.

c.	Remedies. If Seller intentionally and willfully fails to deliver title at Closing, Purchaser, as its sole and exclusive remedy, may either: (i) terminate this Agreement in its entirety by delivery of notice of termination to Seller, whereupon the Deposit shall be immediately returned to Purchaser, together with Purchaser’s actual reasonable out-of-pocket expenses in an amount not to exceed $100,000; or (ii) seek specific performance of this Agreement within sixty days of such breach. If the Seller defaults by a negligent breach of a representation or warranty or negligent breach of a material condition, Purchaser, as its sole and exclusive remedy, may either: (i) terminate this Agreement in its entirety by delivery of notice of termination to Seller, whereupon the Deposit shall be immediately returned to Purchaser, together with Purchaser’s actual reasonable out-of-pocket expenses in an amount not to exceed $35,000; or (ii) seek specific performance of this Agreement, within sixty days of such breach. If the Purchaser defaults with respect to any material condition to this Agreement, Seller shall, as its sole and exclusive remedy hereunder, have the right to terminate this Agreement and receive the Deposit and such payment shall constitute and be liquidated and agreed damages, whereupon the Parties hereto shall be relieved of any further liability or obligation to each other, it being expressly understood that the receipt by Seller of such monies shall be the sole and exclusive right and remedy of Seller and constitutes a fair and reasonable amount for the damage sustained by Seller by reason of Purchaser’s breach of this Agreement. Seller hereby waives and releases any right to seek damages (direct or consequential) or specific performance against Purchaser.

20

10.	Real Estate Brokerage. Purchaser and Seller acknowledge that Jason M. Wolf of Wolf Commercial Real Estate (“Broker”) is the sole, moving, efficient and procuring cause of this sale and in consideration of its services in making this sale and at Closing, provided the transaction closes and funds, Seller hereby agrees to pay to Broker a commission pursuant to a separate agreement (the “Commission”). The Parties agree to indemnify, defend and hold each other harmless from and against any claims relating to a commission or other compensation in connection with this Agreement, made by any broker, finder or any other party other than the Broker named above who claims to have dealt with or communicated to the Parties in connection with this Agreement

11.	Right of Assignment. Purchaser shall have the right to assign this Agreement. . Purchaser may not assign or suffer an assignment of this Agreement without the prior written consent of Seller, which consent Seller may deny in its sole and absolute discretion. Any assignment made without such prior written consent shall be deemed voidable and a default by Purchaser of the terms of this Agreement, entitling Seller to terminate this Agreement. Notwithstanding the foregoing, Seller’s consent shall not be required for an assignment of Purchaser’s interest under this Agreement, in its entirety only, to an entity controlled by Purchaser or its affiliates or principals (an “Approved Assignee”). Purchaser shall have no right, under any circumstances, to assign this Agreement to any person, or to any entity which is a “foreign person”, “foreign corporation” (each as defined by FIRPTA). In no event shall United Realty Funds Management, LLC be relieved of any liability hereunder by reason of an assignment of its rights hereunder, and the terms of any assignment by United Realty Funds Management, LLC shall expressly reaffirm United Realty Funds Management, LLC’s obligations hereunder.

12.	Miscellaneous.

a.	Notices. All notices, demands, requests and other communications under this Agreement shall be in writing and shall be valid only if delivered in person by hand delivery or nationally recognized overnight delivery service or sent by certified mail, return receipt requested, addressed as follows:

If intended for any Seller:	Lippincott Real Estate Associates, LLC c/o Howard Orel, MD 113 Fellswood Drive Moorestown, NJ 08057

21

with a copy to:	Mark D. Shapiro, Esquire Hyland Levin LLP 6000 Sagemore Drive – Suite 6301 Marlton, NJ 08053

If intended for Purchaser:	United Realty Funds Management, LLC 60 Broad Street, 34th Floor New York, NY 10003

or at such other address, and to the attention of such other person, as the Parties shall give notice as herein provided. All such notices, demands, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof upon receipt at such address if delivered in person, by nationally recognized overnight delivery, or one (1) business day after deposit with a nationally recognized overnight service, or if mailed by certified mail, three (3) days after deposit of both the original and any required copies in a post office or official depository of the United States Postal Service.

b.	Entire Agreement; Modifications. This Agreement embodies and constitutes the entire understanding between the Parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

c.	Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.

d.	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

e.	Counterpart Execution. This Agreement may be executed in multiple counterparts. A facsimile copy of this Agreement bearing the signature of a Party hereto shall be sufficient to bind such Party to the terms of this Agreement, and shall be considered an original.

f.	No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the Parties hereto, and their respective heirs, personal representatives, successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

22

g.	No Partnership, etc. Nothing herein contained shall be deemed or construed by the Parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the Purchaser and Seller.

h.	Confidentiality. It is understood that neither Purchaser nor Seller, nor any entity directly or indirectly controlled by Purchaser or Seller, will make any disclosure or publicity release pertaining to the existence of this Agreement or the subject matter contained herein or any information learned in connection with Purchaser’s investigations, except to Purchaser’s or Seller’s professional advisors and others in connection with the evaluation of the Property, the financing of the purchase hereunder and the performance of its obligations hereunder; provided, however, notwithstanding the foregoing, Purchaser may make disclosure to governmental agencies as Purchaser’s counsel shall deem necessary solely to complete studies and investigations of the Property or to maintain compliance with and to prevent violation of applicable environmental, securities, regulatory or other federal, state or local laws. Notwithstanding the foregoing, Purchaser or Purchaser’s affiliates may disclose such details regarding the transactions contemplated herein in public filings required to be made to the US Securities and Exchange Commission and all other governmental or regulatory bodies or agencies, and/or in connection with Purchaser’s or its affiliates sale of securities or other interests or placement of funds in connection with any of Purchaser’s or its affiliates offerings.

i.	Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without giving effect to its principles of conflicts of law.

j.	Attorney’s Fees. In the event any action or proceeding is commenced to obtain a declaration of rights hereunder, to enforce any provision hereof or to seek rescission of this Agreement for default contemplated herein, whether legal or equitable, the prevailing party in such action shall be entitled to recover its reasonable attorney’s fees in addition to all other relief to which it may be entitled therein. All indemnities provided for herein shall include, but without limitation, the obligation to pay costs of defense in the form of court costs and attorneys’ fees.

k.	Successors and Assigns. The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto.

l.	Drafting Ambiguities; Interpretation. In interpreting any provision of this Agreement, no weight shall be given to, nor shall any construction or interpretation be influenced by, the fact that counsel for one of the Parties drafted this Agreement, each party recognizing that it and its counsel have had an opportunity to review this Agreement and have contributed to the final form of same. Unless otherwise specified (a) whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular; (b) the words “consent” or “approve” or words of similar import, mean the prior written consent or approval of Seller or Purchaser, (c) the words “include” and “including”, and words of similar import, shall be deemed to be followed by the words “without limitation”, and (d) the Exhibits to this Agreement are incorporated herein by reference.

23

m.	Further Assurances. After Closing, Seller shall execute, acknowledge and deliver, for no further consideration, all such assignments, transfers, consents and other documents as Purchaser may reasonably request to vest in Purchaser, and protect Purchaser’s right, title and interest in, and enjoyment of, the Property.

n.	Interpretation. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party. If any provision hereof shall be declared invalid by any court or in any administrative proceedings, then the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction herein contemplated to the extent possible. The captions and paragraph headings are provided for purposes of convenience of reference only and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof.

o.	Like-Kind Exchange. Seller acknowledges that Purchaser may, at Purchaser’s option, include Purchaser’s purchase of the Property in a like-kind exchange under Internal Revenue Code Section 1031 (the “Code”). Seller shall reasonably cooperate with Purchaser and shall execute any documents reasonably required to permit Purchaser to effect such a like-kind exchange pursuant to the Code, at no cost to Seller.

p.	SEC Filings. Seller acknowledges that Purchaser or its affiliates may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year and the current fiscal year through the date of acquisition for the Property. Seller agrees to use commercially reasonable efforts to assist Purchaser in preparing the SEC Filings and to provide access to Seller’s information reasonably required in connection thereto at no additional cost to Seller. In that regard, Seller acknowledges that as a publicly non-traded Real Estate Investment Trust (a “REIT”), Purchaser or its affiliates will be required after Closing to comply with certain requirements of the Securities and Exchange Commission; accordingly, Seller shall use commercially reasonable efforts to comply with the provisions set forth in Exhibit H attached hereto and made a part hereof in order to facilitate such compliance by Purchaser; provided that, notwithstanding anything contained in this Agreement or in Exhibit H to the contrary, it is understood and agreed that Seller will not be exposed to any liability on account thereof.

q.	Non-Binding Draft. The mailing or delivery of this document or any draft of this document by Purchaser or its agent to Seller, its agent or attorney shall not be deemed an offer by Purchaser on the terms set forth in this document or draft, and this document or draft may be withdrawn or modified by Purchaser or its agent at any time and for any reason. The purpose of this paragraph is to place Seller on notice that this document or draft shall not be effective, nor shall Purchaser have any rights with respect hereto, unless and until Purchaser shall execute and accept this document.

24

r.	Entire Agreement, Basis of Purchase. Purchaser acknowledges that it has been afforded and/or shall be afforded the opportunity for itself and its engineers, contractors, accountants and other representatives of its choosing, to inspect the property. Purchaser expressly acknowledges that it is buying the property in its “as is” “where is” “with all faults” condition except as otherwise set forth herein. Purchaser affirms that Seller has not made, nor has Purchaser relied upon, any representation, express or implied, or promise made by Seller, or any of its employees or agents with respect to the Property or its operation or its ability to be developed except as otherwise set forth herein. Purchaser agrees that any and all documentation or other information of any type with respect to the Property which Purchaser has received or may receive from Seller or from any of employees or agents of Seller (including Seller’s brokers), was furnished on the express condition that Purchaser make an independent verification of the accuracy of any and all such documentation and information, all such documentation and information being furnished without any warranty whatsoever exception as otherwise set forth herein.

[Signatures to follow]

25

IN WITNESS WHEREOF and intending to be legally bound hereby, the Parties have executed this Agreement of Sale on the date set forth above.

SELLER:

LIPPINCOTT REAL ESTATE ASSOCIATES, LLC

By:
Name:	Howard Orel
Title:	Managing Partner

Date:	January 29, 2015

PURCHASER:

UNITED REALTY FUNDS MANAGEMENT, LLC

By:
Name:	Jacob Frydman
Title:	Authorized Signatory

Date:	January 29, 2015

THIS ESCROW HOLDER ON THIS ___ DAY OF__________, 2015 HEREBY JOINS IN AND AGREES AND ACCEPTS ALL OF THE RESPONSIBILITIES OF ESCROW HOLDER AS SET FORTH IN THIS AGREEMENT:

ESCROW HOLDER:

By:
Name:
Title:

Date:

26

IN WITNESS WHEREOF and intending to be legally bound hereby, the Parties have executed this Agreement of Sale on the date set forth above.

SELLER:

LIPPINCOTT REAL ESTATE ASSOCIATES, LLC

By:
Name:
Title:

Date:

PURCHASER:

UNITED REALTY FUNDS MANAGEMENT, LLC

By:
Name:	Jacob Frydman
Title:	Authorized Signatory

Date:	January 29, 2015

THIS ESCROW HOLDER ON THIS ___ DAY OF__________, 2015 HEREBY JOINS IN AND AGREES AND ACCEPTS ALL OF THE RESPONSIBILITIES OF ESCROW HOLDER AS SET FORTH IN THIS AGREEMENT:

ESCROW HOLDER:
Madison Abstract, INC

By:
Name:	Jeffrey K. Hass
Title:	President

Date:	1/29/15

27

EXHIBITS

Exhibit A	Property Description

Exhibit B	List of Personal Property

Exhibit C	Due Diligence Deliveries

Exhibit D	List of Contracts

Exhibit E	Lease

Exhibit F	Title Affidavit

Exhibit G	Insurance

Exhibit H	8-K and Audit Requirements

Exhibit I	Tenant Estoppel Certificate

28

EXHIBIT A

Legal Description of the Property

Description of Property
Block 24.23, Lot 2.02

ALL THAT CERTAIN tract or parcel of land situated in the Township of Evesham, County of Burlington and State of New Jersey being more particularly described as follows:

BEGINNING at a point in the curved Easterly right-of-way line of Lippincott Drive (66.00 feet wide) where the same is intersected by the division line between Block 24.23, Lots 2.01 & 2.02 said point also being the following two courses and distances from where said Easterly right-of-way line of Lippincott Drive is intersected by the division line between Block 24.23, Lot l & Lot 2.01 as measured along said Easterly right-of-way line (a) S 00°24’21 “E a distance of 146.35 feet to a point of curvature in the same; thence, (b) still along the same on a curve to the left with a radius of 6,467.00 feet, through a central angle of 2°36’44”, said curve having a chord bearing and distance of S 01°42’43”E., 294.83 feet, Southwardly, an arc length of 294.85 feet to the point and Place of Beginning, as illustrated on the plan entitled “Plan of Minor Subdivision and Survey, Block 24.23, Lots 2 & 3, 400, 402, 404 & 406 Lippincott Drive” prepared by Taylor Wiseman and Taylor, dated Dec., 17, 2008, last revised to May 19, 2009, being Drawing No. 369-16966-MIN as filed in the Burlington County Recorder of :Deeds Office on July 16, 2009 and from said beginning point runs; thence along said division line between Block 24.23, Lots 2.01 & 2.02 the following five courses and distances: (1) N 89°34’45”E on a non-radial line a distance of 107.34 feet to a point; thence, (2) S 00°25’15”E a distance of 47.28 feet to a point; thence, (3) N 89°34’45”E a distance of 115.11 feet to a point; thence, (4) N 00°25’15”W a distance of 238.70 feet to a point; thence, (5) N 89°34’45”E a distance of 362.26 feet to a point in the Westerly line of Block 24.23, Lot 7; thence, along said Lot 7 (s) S 00°05’12”W a distance of 212.73 feet to a non-radial point in the curved Northerly line of Block 24.23, Lot 6; thence, along said Lot 6 on curve to the right with a radius of 1,000.00 feet, through a central angle o£00°37’43”, said curve having a chord bearing and distance of S 89°41 ‘OO’’W, 10.97 feet, (7) Westwardly, an arc length of 10.97 feet, to a point comer to the same; thence, still along the same, on a non-radial line (8) S 00°37’51”E a distance of 368.90 feet to a point where the same is intersected by the division line between Block 24.23, Lots 2.02 & 2.03; thence, along said division line the following five courses and distances: (9) S 89°34’45”W a distance of 303.64 feet to a point; thence, (10) N 00°25’15”W a distance of237.50 feet to a point; thence, (11) S 89°34’45”W a distance of 153.80 feet to a point; thence, (12) S 00°37’46”E a distance of47.32 feet to a point; thence, (13) S 89°34’45”W a distance of 103.76 feet to a non-radial point in the curved aforementioned Easterly right-of-way line of Lippincott Drive; thence, along said Easterly right-of-way line of Lippincott Drive on a curve to the right with a radius of 6,467.00 feet, through a central angle of 1°46’31”, said curve having a chord bearing and distance of N 03°54’21”W, 200.37, (14) Northwardly, an arc length of 200.38 feet to the POINT AND PLACE OF BEGINNING.

SAID above described tract of land being known as Block 24.23, Lot 2.02 and contains within said bounds 227,700± square feet, or 5.227± acres of land.

EXHIBIT B

List of Personal Property

NONE

EXHIBIT C

Due Diligence Deliveries

A.	Legal Description: A legal description of the property with metes and bounds description.

B.	Title Insurance: A copy of prior title report with copies of all exhibits and exceptions.

C.	State and Local Applications, Approvals and Building Permits: Copies of all State and local applications or approvals for historic tax credits, rezoning, site plans or building permits.

D.	Environmental, Engineering, Survey and Appraisal: Copies of any Phase I or Phase II environmental reports, engineering reports, ALTA surveys in last three years.

E.	Property Taxes: Copies of most recent property tax records, tax bills, assessments and assessment appeals.

F.	Construction Documents and Warranties: Copies of all current construction warranties on materials, labor and equipment, and all as-built architectural and engineering plans for the Property.

G.	Operating Statements and Budget: Copies of all operating statements for the past three fiscal years, as well as the current year’s budget.

H.	Contracts and Lease Agreement: A copy of all leases effecting the Property as well as copies of all third party contracts in any way effecting the Property, including management agreement, franchise agreements and service agreements.

I.	Improvements: A list of all capital expenditure made in the past five (5) years and all tenant improvements under each lease effecting the Property which was paid for, in whole or in part, by landlord.

J.	Insurance: A copy of each policy of insurance covering the Property

J.	Tenant Financials for Each Tenant Occupying 30% or More of the Property:

i.	Tenant year-to-date and year-end forecast operating financials
ii.	Audited tenant financials for the past three years
iii.	Tenant current year budget and five-year forecast P&L and balance sheet
iv.	Schedule of annual property level operating expenses
v.	Utility bills for the past three years
vi.	Past 36 months of invoices delivered to tenant by landlord.
vii.	If not otherwise included in the aforementioned invoices, an accounting of Additional Rent as defined in the Lease.

K.	Landlord Bank Statement and Tax Return:

i.	Landlord’s bank statements for the past 12 months.
ii.	Landlord’s federal tax returns for the past three (3) years.

L.	Certificates and Permits: A copy of the current certificate of occupancy for the Property and copies of all permits required to operate the Property.

M.	Notices and Violations: A copy of each notice from any tenant claiming or asserting a landlord default under any lease effecting the Property; and copies of all notices from any governmental authority within the past 24 months respecting the Property or any violations with respect to the Property.

N.	Additional Items:

i.	Detailed capital expenditures budget for tenant renovation
ii.	Continuum Business Plan to return to profitability

EXHIBIT D

Contracts

NONE

EXHIBIT E

Lease

[Attached]

OFFICE LEASE AGREEMENT

BETWEEN

LIPPINCOTT REAL ESTATE ASSOCIATES, LLC

AS LANDLORD

AND

CONTINUUM HEALTH ALLIANCE, LLC

AS TENANT

DATED

December 16, 2009

BASIC LEASE INFORMATION

This Basic Lease Information is attached to and incorporated by reference to an Office Lease Agreement between Landlord and Tenant, as defined below.

Lease Date:	December 16, 2009

Landlord:	Lippincott Real Estate Associates, LLC, a New Jersey limited liability company

Tenant:	Continuum Health Alliance, LLC, a New Jersey limited liability company

Premises:	Approximately 53.100 rentable square feet, in the buildings (collectively, the “Building”) whose street address is 402-404 Lippincott Drive, Marlton, New Jersey. The Premises are described on the plan attached to the Lease as Exhibit A. The term “Project” or “Complex” shall collectively refer to the Building, the land on which the Building is located, and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operation thereof.

Term:	Fifteen (15) years, zero (0) months commencing on the Commencement Date and ending at 11:59 p.m. local time on the last day of the 180tb full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.

Commencement Date:	January 1, 2010

Base Rent:	Base Rent shall be the following amounts for the following periods of time:

Lease Month	Annual Base Rent Rate Per Rentable Square Foot	Monthly Base Rent
1-12	$18.00	$79,650.00
13-24	$18.50	$81,862.50
25-36	$19.00	$84,075.00
37-48	$19.50	$86,287.50
49-60	$20.00	$88,500.00
61-72	$20.50	$90,712.50
73-84	$21.00	$92,925.00
85-96	$21.50	$95,137.50
97-108	$22.00	$97,350.00
109-120	$22.50	$99,562.50
121-132	$23.00	$101,775.00
133-144	$23.50	$103,987.50
145-156	$24.00	$106,200.00
157-168	$24.50	$108,412.50
169-180	$25.00	$110,625.00

As used herein, the term “Lease Month” shall mean each calendar month during the Term. The Term shall commence on the Commencement Date.

Rent:	Base Rent. Additional Rent, Taxes and Insurance (each as defined in Exhibit B hereto), and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:	General office use. and for no other purpose whatsoever.

Initial Liability Insurance Amount:	$2,000,000

Security Deposit:	$0

Broker/Agent:	None

Tenant’s Address:	402-404 Lippincott Drive Marlton, NJ 08053

Landlord’s Address:	402-404 Lippincott Drive Marlton. NJ 08053

2

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:

LIPPINCOTT REAL ESTATE ASSOCIATES, LLC

By:
Name:	Howard Orel
Title:	Manager

TENANT:

CONTINUUM HEALTH ALLIANCE, LLC

By:
Name:	John M Tedeschi
Title:	CEO

OFFICE LEASE AGREEMENT

This Office Lease Agreement (this “Lease”) is entered into as of December 16, 2009, between Lippincott Real Estate Associates, LLC, a New Jersey limited liability company (“Landlord”), and Continuum Health Alliance, LLC, a New Jersey limited liability company (“Tenant”).

1.             Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the Building’s exterior walls, roof, elevator shafts (if any), footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Premises’ and Building’s HVAC, life-safety, plumbing, electrical, and mechanical systems; “Business Day(s)” means Monday through Friday of each week, exclusive of Holidays; “Holidays” means New Year’s Day, Memorial Day, Independence Day. Labor Day, Thanksgiving Day. Christmas Day, and any other nationally or regionally recognized holiday; “including” means including, without limitation; “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting the Project, and “Law” shall mean any of the foregoing; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the Premises); and “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by. through. or under Tenant; and any of their respective agents, contractors, employees, and invitees.

2.             Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises (as defined in the Basic Lease Information).

3.             Tender of Possession. Landlord will deliver the Premises in “as is” condition. Occupancy of the Premises by Tenant prior to the Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Rent.

4.             Rent. Tenant shall timely pay to Landlord Rent (as defined in the Basic Lease Information), including the amounts set forth in Exhibit B hereto, without notice, demand. deduction or set-off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association at Landlord’s address provided for in tin’s Lease or as otherwise specified by Landlord and shall be accompanied by all applicable state and local sales or use taxes. The obligations of Tenant to pay Base Rent (as defined in the Basic Lease Information) and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Base Rent, adjusted as herein provided, shall be payable monthly in advance. The first (1st) monthly installment of Base Rent shall be payable contemporaneously with the execution of this Lease; thereafter. Base Rent shall be payable on the first (1st) day of each month beginning on the first (1st) day of the second (2nd ) full calendar month of the Term. The monthly Base Rent for any partial month at the beginning of the Term shall equal the product of 1/365 (or in the event of a leap year, 1/366) of the annual Base Rent in effect during the partial month and the number of days in the partial month, and shall be due on the Commencement Date. Payments of Base Rent for any fractional calendar month at the end of the Term shall be similarly prorated. Tenant shall pay Additional Rent, Taxes and Insurance (each as defined in Exhibit B) at the same time and in the same manner as Base Rent.

5.             Delinquent Payment; Handling Charges. All payments required of Tenant hereunder which are past due for more than five (5) business days shall bear interest from the date due until paid at the lesser of fifteen percent (15%) per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”). In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest.

6.             Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit (as defined in the Basic Lease Information), if any, which shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (as defined in Section 17). Landlord may, at Landlord’s discretion, from time to time following an Event of Default or after Maturity and without prejudice to any other remedy, use all or a part of the Security Deposit to put the Premises in the condition required under this Lease and to perform any obligation Tenant fails to perform hereunder or in connection with Landlord’s remedies under this Lease. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Subject to the requirements of, and conditions imposed by, Laws applicable to security deposits under commercial leases, Landlord shall, within the time period required by applicable law (but not later than 45 days after Tenant vacates the Premises), return to Tenant the portion of the Security Deposit remaining after deducting all damages, charges and other amounts permitted by Law. Landlord and Tenant agree that such deductions shall include, without limitation, all damages and losses that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach of this Lease by Tenant. Unless required otherwise by applicable Law, the Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, upon such transfer (and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit if required by Law), Landlord thereafter shall have no further liability for the return of the Security Deposit. In the event the Security Deposit is a letter of credit, Landlord and Tenant (a) agree that the letter of credit shall in no event be deemed or treated as a “security deposit” under any law applicable to security deposits in the commercial context, (b) further acknowledge and agree that the Letter of Credit is not intended to serve as a security deposit and the laws applicable to security deposits shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations either party may now have, or in the future will have, relating to or arising from the laws applicable to security deposits.

2

7.             Intentionally Omitted.

8.             Alterations; Repairs; Maintenance; Signs; Services; Utilities.

(a)            Alterations. Tenant shall not make any alterations, additions or improvements to the Premises (collectively, the “Alterations”) without the prior written consent of Landlord, except for the installation of unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Premises. Tenant shall furnish complete plans and specifications to Landlord for its approval at the time it requests Landlord’s consent to any Alterations if the desired Alterations: (i) will affect the Building’s Systems or Building’s Structure; or (ii) will require the filing of plans and specifications with any governmental or quasi-governmental agency or authority; or (iii) will cost in excess of Ten Thousand and 00/100 Dollars ($10,000.00). Subsequent to obtaining Landlord’s consent and prior to commencement of the Alterations, Tenant shall deliver to Landlord any building permit required by applicable Law and a copy of the executed construction contract(s). Tenant shall reimburse Landlord within ten (10) days after the rendition of a bill for all of Landlord’s actual out-of-pocket costs incurred in connection with any Alterations, including all management, engineering, outside consulting, and construction fees incurred by or on behalf of Landlord for the review and approval of Tenant’s plans and specifications and for the monitoring of construction of the Alterations. If Landlord consents to the making of any Alteration, such Alteration shall be made by Tenant at Tenant’s sole cost and expense by a contractor approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall require its contractor to maintain insurance in such amounts and in such form as Landlord may reasonably require. Any Alterations made by Tenant shall become the property of Landlord upon installation and shall remain on and be surrendered with the Premises upon the expiration or sooner termination of this Lease, unless Landlord requires the removal of Alterations, which are not customary for a business office. If Landlord requires the removal of such Alterations, it shall so notify Tenant at the time of its approval of same, and Tenant shall at its sole cost and expense, forthwith and with all due diligence (but in any event not later than ten (10) days after the expiration or earlier termination of the Lease) remove all or any portion of any Alterations made by Tenant which are designated by Landlord to be removed (including without limitation stairs, bank vaults, and cabling, if applicable) and repair and restore the Premises in a good and workmanlike manner to their original condition, reasonable wear and tear excepted. All construction work dons by Tenant within the Premises shall be performed in a good and workmanlike manner with new materials of first-class quality, lien-free and in compliance with all Laws and insurance requirements. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all loss, liability, damage cost or expense (including, without limitation, attorney’s fees and disbursements and court costs) resulting from such work, and Tenant shall, if requested by Landlord, furnish a bond or other security satisfactory to Landlord against any such loss, liability or damage. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws and insurance requirements, and Tenant shall be solely responsible for ensuring all such compliance.

3

(b)           Repairs; Maintenance.

(i)      By Landlord. Landlord shall, at Tenant’s cost and expense, keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) the roof of the Building; and (4) exterior windows of the Building. Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. Tenant shall pay the costs of such repairs or maintenance to Landlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to the lesser of fifteen percent (15%) of the cost of the repairs. Landlord shall not be liable to Tenant for any interruption of Tenant’s business or inconvenience caused due to any work performed in the Premises or in the Complex pursuant to Landlord’s rights and obligations under this Lease; provided, however, that Landlord agrees to take commercially reasonable steps to minimize any such interruption or inconvenience. To the extent allowed by law, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

(ii)     By Tenant. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in compliance with all applicable Laws and insurance requirements and in good condition and repair, ordinary wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring: (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the benefit of Tenant and located in the Premises or other portions of the Building or Project; (6) supplemental air conditioning units, private showers and kilchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations performed by contractors retained by or on behalf of Tenant, including related HVAC balancing; and (9) all of Tenant’s furnishings, trade fixtures, equipment and inventory. Landlord reserves the right to perform any of the foregoing maintenance or repair obligations or require that such obligations be performed by a contractor approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), all at Tenant’s expense. All work shall be performed in accordance with the rules and procedures described in Section 8(a). If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required if there is an emergency, or if the area to be repaired is visible from the exterior of the Building), Landlord may (but without any obligation), in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to fifteen percent (15%) of the cost of the repairs. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in the condition required under this Lease, excepting reasonable wear and tear and losses described in Articles 14 and 15. If Landlord elects to store any personal property of Tenant, including goods, wares, merchandise, inventory, trade fixtures and other personal property of Tenant, same shall be stored at the sole cost and risk of Tenant. Landlord or its agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Complex or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other places resulting from dampness or any other cause whatsoever, or from the act or negligence of any other tenant or any officer, agent, employee, contractor or guest of any such tenant. It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location. Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls) for mold prevention. In signing this Lease, Tenant has first inspected the Premises and certifies that it has not observed mold, mildew or moisture within the Premises. Tenant agrees to immediately notify Landlord if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or take appropriate corrective action. Tenant relieves Landlord from any liability for any bodily injury or illness or damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew on the Premises. In addition, execution of this Lease constitutes acknowledgement by Tenant that control of moisture and mold prevention are integral to its Lease obligations.

4

(iii)   Performance of Work. All work described in this Section 8 shall be performed only by contractors and subcontractors approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord as an additional insured against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and insurance requirements and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems). All such work which may affect the Building’s Structure or the Building’s Systems, at Landlord’s election, must be performed by Landlord’s usual contractor for such work or a contractor approved by Landlord. All work affecting the roof of the Building must be performed by Landlord’s rooting contractor or a contractor approved by Landlord and no such work will be permitted if it would void or reduce the warranty on the roof.

5

(c)           Construction Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any construction liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within thirty (30) days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either: (1) pay the amount of the lien and cause the lien to be released of record; or (2) diligently contest such lien and deliver to Landlord or the county clerk, with a copy to Landlord, a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest at the Default Rate, shall be paid by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall indemnify, defend and hold harmless Landlord, its property manager, Invesco, any subsidiary or affiliate of the foregoing, and their respective officers, directors, shareholders, partners, employees, managers, contractors, attorneys and agents (collectively, the “Indemnitees”) from and against any and all claims, demands, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees and disbursements and court costs) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by the Tenant Party. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

(d)           Signs. Tenant shall not place or permit to be placed any signs upon: (i) the roof of the Building; or (ii) any area visible from the exterior of the Premises without Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed provided any proposed sign is placed only in those locations as may be designated by Landlord, and complies with all Laws and insurance requirements and with the sign criteria promulgated by Landlord from time to time. Upon request of Landlord, Tenant shall immediately remove any sign, advertising material or lettering which Tenant has placed or permitted to be placed upon the exterior or interior surface of any door or window or at any point inside the Premises, which in Landlord’s reasonable opinion, is of such a nature as to not be in keeping with the standards or character of the Building, and if Tenant fails to do so, Landlord may without liability remove the same at Tenant’s expense. The Tenant, upon vacation of the Premises, or the removal or alteration of its sign for any reason, shall be responsible for the repair, painting or replacement of the Building fascia surface or other portion of the Building where signs are attached. If Tenant fails to do so, Landlord may have the sign removed and the cost of removal plus fifteen percent (15%) as an administrative fee shall be payable by Tenant within ten (10) days of invoice.

(e)           Services; Utilities. Tenant shall be responsible to obtain and maintain water supply, heated and refrigerated air conditioning, as appropriate, janitorial services, light bulbs and fluorescent tubes, and electrical current.

6

9.            Use. Tenant shall continuously occupy and use the Premises only for the Permitted Use (as set forth in the Basic Lease Information) and shall comply with all Laws relating to the use. condition, access to and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. Tenant, at its sole cost and expense, shall obtain and keep in effect during the term, all permits, licenses, and other authorizations necessary to permit Tenant to use and occupy the Premises for the Permitted Use in accordance with applicable Law and all insurance requirements. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) in the Premises. Tenant shall not use or permit the storage of any explosives, fuel or other hazardous or inflammable materials within the Premises other than such materials and in such quantities which are normal and customary in office space of this type and in compliance with all applicable Laws and insurance requirements. Tenant shall not knowingly conduct or permit to be conducted in the Premises any activity, or place any equipment in or about the Premises or the Building, which will invalidate the insurance coverage in effect or increase the rate of fire insurance or other insurance on the Premises or the Building. In no event shall Tenant introduce or permit to be kept on the Premises or brought into the Building any dangerous, noxious, radioactive or explosive substance.

10.          Assignment and Subletting.

(a)           Transfers. Tenant shall not, without the prior written consent of Landlord: (I) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law; (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization; (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant; (4) sublet any portion of the Premises; (5) grant any license, concession, or other right of occupancy of any portion of the Premises; or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 10(a)(1) through Section 10(a)(6) being a “Transfer).

(b)           Consent Standards. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that no Event of Default is in effect under this Lease and the proposed transferee: (1) is creditworthy in Landlord’s reasonable judgment; (2) has a good reputation in the business community; (3) will use the Premises for the Permitted Use (thus, excluding without limitation, uses for credit processing and telemarketing) and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Project or Complex, as applicable; (4) will not use the Premises, Project or Complex in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, Project or Complex; (5) is not a governmental entity, or subdivision or agency thereof or any other party which enjoys sovereign immunity; (6) is not another occupant of the Building or Complex, as applicable; and (7) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Building or Complex, as applicable, or any Affiliate of any such person or entity; otherwise, Landlord may withhold its consent in its sole discretion;

7

(c)           Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least thirty (30) days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terras and conditions of the proposed Transfer, copies of the proposed pertinent documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $ 1,000 to defray Landlord’s expenses in reviewing such request.

(d)           Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not be deemed consent to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder, Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e)            Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, either terminate the sublease or take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be: (1) liable for any previous act or omission of Tenant under such sublease, provided such termination, re-entry or dispossession was conducted in conformity with the terms of this Lease; (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant; (3) bound by any previous modification of such sublease or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment; (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement; or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10(e). The provisions of this Section 10(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

8

(f)            Cancellation. Landlord may, within thirty (30) days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting, cancel this Lease with respect to an assignment or cancel this Lease as to the portion of the Premises proposed to be sublet, as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises, Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer, and Rent shall be reduced proportionately based on the remaining square footage in the Premises. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

(g)           Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of the excess of all compensation received by Tenant for a Transfer over the Rent allocable to the portion of the Premises covered thereby, less Tenant’s costs of the Transfer, including any brokerage commissions and actual fit-up costs or allowance. This provision shall not apply to Permitted Transfers made pursuant to Section 10(i).

(h)           Adequate Assurance of Future Performance. Notwithstanding any restriction on assignment contained elsewhere in this Section 10, if the Tenant is permitted by any bankruptcy court or other court of competent jurisdiction to assign this Lease in any action for bankruptcy, insolvency, reorganization, liquidation, dissolution, or other proceeding affecting Tenant, or any other similar action which may be taken by any trustee, receiver or liquidator of Tenant, the assignment shall be conditioned upon such assignee being required to satisfy all outstanding defaults, whether monetary or non-monetary, under this Lease, and providing Landlord with Adequate Assurance of Future Performance. For purposes hereof, the term “Adequate Assurance of Future Performance” shall mean (i) the delivery by such assignee to Landlord of all financial information necessary to establish, to Landlord’s reasonable satisfaction, that such assignee has a net worth (as determined in accordance with generally accepted accounting principles) of One Million and 00/100 Dollars or better, and (ii) the delivery by such assignee to Landlord of security to secure the assignee’s obligations under this Lease, which security may take the form of any one or more of the following as determined by Landlord: (A) an unconditional and irrevocable letter of credit available on sight in the amount of two (2) years of the then applicable Base Rent, issued by a bank satisfactory to Landlord, which shall contain, among other things, a so-called “evergreen clause”, and which shall otherwise be acceptable in form and substance to Landlord, (B) delivery by such assignee to Landlord of a cash security deposit in the amount of two (2) years of the then applicable Base Rent, and/or (C) delivery by such assignee to Landlord of an unconditional guaranty of the Lease, in form and substance satisfactory to Landlord, from an entity having a net worth (again, as determined in accordance with generally accepted accounting principles) of Fifty Million and 00/100 or better.

9

(i)            Permitted Transfers. Notwithstanding Section 10(a), Tenant may transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(i)      an Affiliate of Tenant;

(ii)      any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date of execution of this Lease; or

(iii)      any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s capital stock or assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date of execution of this Lease.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building or the Complex, Landlord or other tenants of the Complex. No later than five (5) business days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10.

10

11.           Insurance; Waivers: Subrogation; Indemnity.

(a)      Tenant’s Insurance. Effective as of the earlier of: (!) the date Tenant enters or occupies the Premises; or (2) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (A) commercial general liability insurance in amounts of $2,000,000 per occurrence, or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy (e.g., the sale, service or consumption of alcoholic beverages), Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter (including liquor liability, if applicable) in such amounts as Landlord may reasonably require), insuring Tenant, Landlord, Landlord’s property management company and Invesco against liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment with an additional insured endorsement in form CG 20 26 11 85; (B) All Risk Property insurance covering the frill value of all Alterations and improvements and betterments in the Premises, naming Landlord and Landlord’s Mortgagee (as defined in Section 12(a)) as additional loss payees as their interests may appear; (C) All Risk Property insurance covering the full value of all furniture, trade fixtures and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment) it being understood that no lack or inadequacy of insurance by Tenant shall in any event make Landlord subject to any claim by virtue of any theft of or loss or damage to any uninsured or inadequately insured properly; (D) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy); (E) worker’s compensation insurance in amounts not less than statutorily required, and Employers’ Liability insurance with limits of not less than Two Million Dollars ($2,000,000); (F) business interruption insurance in an amount that will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against under Section 11(a)(2)(C) or attributable to the prevention of access to the Building or Premises; (G) in the event Tenant performs any alterations or repairs in, on, or to the Premises, Builder’s Risk Insurance on an All Risk basis (including collapse) on a completed value (non-reporting) form. or by endorsement including such coverage pursuant to Section 11(a)(2)(C) hereinabove, for full replacement value covering all work incorporated in the Building and all materials and equipment in or about the Premises; and (H) such other insurance or any changes or endorsements to the insurance required herein, including increased limits of coverage, as Landlord, or any mortgagee or lessor of Landlord, may reasonably require from time to time. Tenant’s insurance may contain commercially reasonable deductibles and shall provide primary coverage for the benefit of Landlord and shall not require contribution by any insurance maintained by Landlord, when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish to Landlord certificates of such insurance, with an additional insured endorsement, where required, in form CG 20 26 11 85, and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten (10) days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises, and at least fifteen (15) days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form reasonably satisfactory to Landlord, and issued by companies with a Best’s rating of A:VII or better. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee equal fifteen percent (15%) of such cost. It is expressly understood and agreed that the foregoing minimum limits of insurance coverage shall not limit the liability of Tenant for its acts or omissions as provided in this Lease.

11

(b)            Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) property insurance for the Building’s replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible if Landlord so chooses; and (2) commercial general liability insurance in an amount of not less than $5,000,000. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. Tenant shall pay the cost of all insurance carried by Landlord with respect to the Project or Complex, as applicable, as set forth on Exhibit B. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

(c)           No Subrogation. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below). Landlord and Tenant each hereby waive any right of subrogation and right of recovery or cause of action for injury including death or disease to respective employees of either as covered by Worker’s Compensation (or which would have been covered if Tenant or Landlord as the case may be, was carrying the insurance as required by this lease). Each party shall cause its insurance carrier to endorse all applicable policies waiving the earner’s rights of recovery under subrogation or otherwise against the other party.

(d)           Indemnity. Subject to Section 11(c), Tenant shall indemnify, defend and hold harmless Landlord and the Indemnitees from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees and disbursements and court costs) and all losses and damages arising from: (1) any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a “Loss”) arising from any occurrence on the Premises, or arising out of the installation, operation, maintenance, repair or removal of any of Tenant’s Off-Premises Equipment; or (2) Tenant’s failure to perform its obligations under this Lease or Tenant’s breach of any of its covenants or negative covenants under this Lease, IN EACH CASE EVEN THOUGH CAUSED OR ALLEGED TO BE CAUSED BY THE NEGLIGENCE OR FAULT OF LANDLORD OR ITS AGENTS (OTHER THAN A LOSS ARISING FROM THE SOLE OR GROSS NEGLIGENCE OF LANDLORD OR ITS AGENTS), AND EVEN THOUGH ANY SUCH CLAIM, CAUSE OF ACTION, OR SUIT IS BASED UPON OR ALLEGED TO BE BASED UPON THE STRICT LIABILITY OF LANDLORD OR ITS AGENTS. THIS INDEMNITY IS INTENDED TO INDEMNIFY LANDLORD AND ITS AGENTS AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE AS PROVIDED ABOVE WHEN LANDLORD OR THE INDEMNITEES ARE JOINTLY, COMPARATIVELY, CONTRIBUTIVELY, OR CONCURRENTLY NEGLIGENT WITH TENANT. The indemnities set forth in this Section 11(d) shall survive the expiration or earlier termination of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder. Tenant agrees, upon request therefor, to defend Landlord in such proceeding at its sole cost utilizing counsel satisfactory to Landlord in its sole discretion.

12

12.          Subordination; Attornment; Notice to Landlord’s Mortgagee.

(a)           Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instalment (each, a “Mortgage”), or any ground lease, master lease, or primary lease (a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee or ground lessor, as the case may be, may elect at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination. Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten (10) days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee or ground lessor may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s or ground lessor’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s or ground lessor’s Mortgage or Primary Lease to this Lease.

(b)           Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such parly’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c)           Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee or ground lessor whose address has been given to Tenant, and affording such Landlord’s Mortgagee or ground lessor, a reasonable opportunity to perform Landlord’s obligations hereunder.

13

(d)            Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee or ground lessor shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee or ground lessor shall not be: (1) liable for any act or omission of any prior lessor (including Landlord): (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than one (1) month in advance to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee or ground lessor and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination (which is not specifically provided for in this Lease), amendment or modification of this Lease made without Landlord’s Mortgagee’s or ground lessors consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s or ground lessor’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee or ground lessor; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee or ground lessor, and (C) Tenant has provided written notice to Landlord’s Mortgagee or ground lessor and provided Landlord’s Mortgagee or ground lessor a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee or ground lessor shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building. Nothing in this Lease shall be construed to require Landlord’s Mortgagee or ground lessor to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

13.          Rules and Regulations. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit D. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are applicable to all tenants of the Building, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

14.          Condemnation.

(a)           Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking’’), this Lease shall terminate as of the date of the Taking.

(b)           Partial Taking - Tenant’s Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than one hundred twenty (120) days, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within thirty (30) days after the Taking, and Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c)           Partial Taking - Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking (other than a taking of a portion of the land of the Complex which, in Landlord’s reasonable opinion, does not materially affect the operation of the Complex) to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within thirty (30) days after such Taking, and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 14(b),

14

(d)           Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken; however. Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

15.          Fire or Other Casualty.

(a)           Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall use good faith efforts to deliver to Tenant within sixty (60) days after such Casualty a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

(b)           Tenant’s Rights. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within one hundred eighty (180) days after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.

(c)           Landlord’s Rights. If a Casualty damages the Premises or a material portion of the Building and: (1) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period; (2) the damage to the Premises exceeds fifty percent (50%) of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two (2) years of the Term; (3) regardless of the extent of damage to the Premises, Landlord makes a good faith determination that restoring the Building would be uneconomical; or (4) Landlord is required to pay any insurance proceeds arising out of a material Casually to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.

(d)           Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casually, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however. other than building standard leasehold improvements Landlord shall not be required to repair or replace any Alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all Alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease).

15

(e)           Abatement of Rent. If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be), unless a Tenant Party caused such damage, in which case. Tenant shall continue to pay Rent without abatement, unless Landlord may recover such rental loss under insurance policies then in effect.

16.          Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s properly and Landlord elects to pay the same, or if the assessed value of Landlord’s properly is increased by inclusion of such personal properly, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within thirty (30) days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder.

17.          Events of Default. Each of the following occurrences shall be an “Event of Default”:

(a)            Payment Default. Tenant’s failure to pay Rent within five (5) calendar days after its due date.

(b)            Abandonment. Tenant abandons the Premises by vacating the Premises or tailing to operate at the Premises for more than thirty (30) days.

(c)            Estoppel/Financial Statement/Commencement Date Letter. Tenant fails to provide: (i) any estoppel certificate after Landlord’s written request therefor pursuant to Section 26(e): (ii) any financial statement after Landlord’s written request therefor pursuant to Section 26(q): or (ii) the Confirmation of Commencement Date in the form of Exhibit E as required by Section 3, and such failure shall continue for five (5) calendar days after Landlord’s second (2nd ) written notice thereof to Tenant.

(d)            Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 11 (a) and such failure continues for five (5) calendar days after Landlord’s written notice thereof to Tenant.

(e)            Construction Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any construction lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(c).

(f)            Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of thirty (30) calendar days or more after Landlord has delivered to Tenant written notice thereof; provided, however, if such default is of the type which cannot reasonably be cured within thirty (30) days, then Tenant shall have such longer time as is reasonably necessary provided Tenant commences to cure within ten (10) days after receipt of written notice from Landlord and diligently prosecutes such cure to completion within sixty (60) days of such notice.

16

(g)            Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17(f). any guarantor of Tenant’s obligations hereunder): (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (4) for the reorganization or modification of Tenant’s capital structure; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within sixty (60) calendar days after the filing thereof.

18.           Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

(a)            Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of: (1) all Rent accrued hereunder through the date of termination; (2) all amounts due under Section 19(a); and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the Prime Rate (“Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Premises is located as such bank’s prime or base rale) minus one percent (1%), minus (B) the then present fair rental value of the Premises for such period, similarly discounted;

(b)           Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord: (1) all Rent and other amounts accrued hereunder to the date of termination of possession; (2) all amounts due from time to time under Section 19(a); and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 18(b), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Landlord shall have no obligation to mitigate its damages hereunder. In this regard, Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18(b). If Landlord elects to proceed under this Section 18(b), it may at any time elect to terminate this Lease under Section 18(a). Landlord shall be obligated to mitigate Tenant’s damages pursuant to this Section 18(b) to the extent required by applicable Laws, if any;

17

(c)           Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate; or

(d)           Alteration of Locks. Additionally, with or without notice, and to the extent permitted by Law, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

19.           Payment by Tenant; Non-Waiver; Cumulative Remedies.

(a)           Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in: (1) obtaining possession of the Premises; (2) removing and storing Tenant’s or any other occupant’s property; (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant; (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting); (5) performing Tenant’s obligations which Tenant failed to perform; and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default. To the full extent permitted by Law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(b)           No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c)           Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity; (2) shall be cumulative; and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

18

20.          Intentionally Omitted.

21.          Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease. Tenant shall deliver to Landlord the Premises with all improvements located therein in the condition required to be maintained under this Lease, free of Hazardous Materials (as defined below) placed on or released at the Premises during the Term by Tenant or any Tenant Party, broom-clean, reasonable wear and tear (and condemnation and Casualty damage, as to which Section 14 and Section 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal properly placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). Additionally, at Landlord’s option, subject to Section 8(a), Tenant shall (not later than ten (10) days after the expiration or earlier termination of the Lease) remove such alterations. additions (including stairs and bank vaults), improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling and furniture (including Tenant’s Off-Premises Equipment) as Landlord may request; however. Tenant shall not be required to remove any addition or improvement to the Premises or the Project if Landlord has specifically agreed in writing that the improvement or addition in question need not be removed. Landlord’s failure to so notify Tenant shall be deemed an election by Landlord not to require the removal of such items. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored. destroyed, or otherwise disposed of by Landlord at Tenant’s cost without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted under Section 20. The provisions of this Section 21 shall survive the expiration or earlier termination of the Lease.

22.          Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over: (a) Tenant shall pay, in addition to the other Rent, Base Rent in an amount equal to one hundred fifty percent (150%) of the Base Rent payable during the last month of the Term; and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at Law. If Tenant fails to surrender the Premises upon the expiration or earlier termination of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any and all loss, costs (including reasonable attorneys’ fees, disbursements and court costs) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom. Notwithstanding the foregoing, if Tenant holds over with Landlord’s express written consent, then Tenant shall be a month-to-month tenant and Tenant shall pay, in addition to the other Rent, Base Rent equal to one hundred twenty five percent (125%) of the Base Rent payable during the last month of the Term.

19

23.          Certain Rights Reserved by Landlord. Landlord shall have the following rights:

(a)           Building Operations. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project or Complex, as applicable, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and. during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors. and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

(b)          Security. To take such reasonable security measures as Landlord deems advisable (provided, however, that any such security measures are for Landlord’s own protection, and Tenant acknowledges that Landlord is not a guarantor of the security or safety of any Tenant Party and that such security matters are the responsibility of Tenant); including evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after Normal Business Hours and on Sundays and Holidays, subject, however, to Tenant’s right to enter when the Building is closed after Normal Business Hours under such reasonable regulations as Landlord may prescribe from time to time;

(c)           Repairs and Maintenance. To enter the Premises at all reasonable hours to perform Landlord’s repair and maintenance obligations and rights under the Lease:

(d)           Prospective Purchasers and Lenders. To enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders; and

(e)           Prospective Tenants. At any time during the last twelve (12) months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants.

(f)           Any entry by Landlord pursuant to this Section 23 shall be upon reasonable prior notice to Tenant, as described in (a), above, and Landlord agrees that it shall, in exercising its rights under this Section 23. make commercially reasonable efforts to minimize interference with Tenant’s operations in the Premises.

20

24.           Intentionally Omitted.

25.           Hazardous Materials.

(a)           During the term of this Lease, Tenant shall comply with all Environmental Laws (as defined in Section 25(i) below) applicable to the operation or use of the Premises, will cause all other persons occupying or using the Premises to comply with all such Environmental Laws and all insurance requirements, will immediately pay or cause to be paid all costs and expenses incurred by reason of such compliance.

(b)           Tenant shall not generate, use, treat, store, handle, release or dispose of, or permit the generation, use, treatment, storage, handling, release or disposal of Hazardous Materials (as defined in Section 25(i) hereof) on the Premises or the Complex or transport or permit the transportation of Hazardous Materials to or from the Premises or the Complex except for limited quantities of office cleaning products and office supplies used or stored at the Premises and required in connection with the routine operation and maintenance of the Premises, and in compliance with all applicable Environmental Laws.

(c)          At any time and from time to time during this lease. Landlord may perform, at Tenant’s sole cost and expense, an environmental site assessment report concerning the Premises, prepared by an environmental consulting firm chosen by Landlord, indicating the presence or absence of Hazardous Materials or radon gas caused or permitted by Tenant or any Tenant Party and the potential cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on the Premises. Tenant shall grant and hereby grants to Landlord and its agents access to the Premises and specifically grants Landlord an irrevocable non-exclusive license to undertake such an assessment; and the cost of such assessment shall be immediately due and payable within thirty (30) days of receipt of an invoice therefor.

(d)          Tenant will immediately advise Landlord in writing of any of the following: (1) any pending or threatened Environmental Claim (as defined in Section 25(i) below) against Tenant relating to the Premises or the Complex; (2) any condition or occurrence on the Premises or the Complex that (a) results in noncompliance by Tenant with any applicable Environmental Law or insurance requirement, or (b) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant or Landlord or the Premises; (3) any condition or occurrence on the Premises, or any property adjoining the Premises that could reasonably be anticipated to cause the Premises to be subject to any restrictions on the ownership, occupancy, use or transferability of the Premises under any Environmental Law; and (4) the actual or anticipated taking of any removal or remedial action by Tenant in response to the actual or alleged presence of any Hazardous Material on the Premises or the Complex. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant’s response thereto. In addition, Tenant will provide Landlord with copies of all communications regarding the Premises with any governmental agency relating to Environmental Laws, communications with any insurance earners relating to environmental matters regarding the Premises, all such communications with any person relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Landlord.

21

(e)           Tenant will not change or permit to be changed the present use of the Premises and will not use the Premises or allow the Premises to be used in any manner that will make the Premises subject to the Industrial Site Remediation Act, N.J.S.A. 1 3:1 K-6 et seq. and the regulations promulgated thereunder, as currently in effect (“ISRA”).

(f)           Tenant agrees to indemnify, defend and hold harmless the Indemnitees from and against any and all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may at any time be incurred by. imposed on or asserted against such Indemnitees directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials and/or radon gas on the Complex which is caused or permitted by Tenant or a Tenant Party and (b) any Environmental Claim relating in any way to Tenant’s operation or use of the Premises (the “Hazardous Materials Indemnified Matters”). The foregoing indemnity shall not include any Hazardous Materials that were located at the Premises or the Project on the Commencement Date, nor any Hazardous Materials placed on the Premises or Project by Landlord, its employees, agents, or contractors. The provisions of this Section 25 shall survive the expiration or sooner termination of this Lease.

(g)           To the extent that the undertaking in the preceding paragraph may be unenforceable because it is violative of any law or public policy, Tenant will contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Hazardous Materials Indemnified Matters incurred by the Indemnitees.

(h)          All sums paid and costs incurred by Landlord with respect to any Hazardous Materials Indemnified Matter shall bear interest at the Default Rate from the date so paid or incurred until reimbursed by Tenant, and all such sums and costs shall be immediately due and payable on demand.

(i)            Without limiting any of the other provisions of this Section 25, if any of Tenant’s or Tenant Party’s activities at the Premises cause it to become subject to ISRA, Tenant shall, at all applicable times and at Tenant’s sole cost and expense, comply with ISRA. Tenant shall make all submissions to, provide all information to and comply with all requirements of the New Jersey Department of Environmental Protection (“NJDEP”). Tenant shall promptly furnish to Landlord photocopies of all reports, notices, correspondence, filings and other documentation (i) pertaining to the Worker and Community Right to Know Act, N.J.S.A 34:5A-1 et seq. and the regulations promulgated thereunder; (ii) pertaining to the Hazardous Substance Discharge—Reports and Notices Act, N.J.S.A. 13:1K-15 et seq. and the regulations promulgated thereunder; and (iii) from Tenant to, or from NJDEP, the United States Environmental Protection Agency (the “EPA”), the United States Occupational Safety and Health Administration, or any other local, state or federal authority to Tenant, pertaining to ISRA or other environmental matters. Tenant shall also promptly furnish to Landlord true and complete copies of all sampling and test results obtained from samples and tests taken at and around the Premises. Tenant shall promptly provide all information in Tenant’s possession, custody or control, requested by Landlord for Landlord’s preparation of any responses required by a government agency regarding environmental conditions on the Premises. Tenant shall bear all costs and expenses, including reasonable attorney fees, expert/consultant fees, and costs or expenses of investigation and/or remediation, incurred by Landlord associated with any actions necessary to comply with ISRA. As used in this Lease, costs and expenses necessary to comply with ISRA shall include. but not be limited to, the cost or expense of preparing applications for and obtaining determinations of non-applicability by the appropriate governmental authority. The foregoing undertaking shall survive the expiration or earlier termination of this Lease and surrender of the Premises and shall also survive any sale or other conveyance of the Premises by Landlord. Notwithstanding the foregoing, if Landlord sells the Premises to anyone other than Tenant or an affiliate thereof or there is a change in control of Landlord making 1SRA applicable, the Landlord shall be responsible for all 1SRA filings and Tenant shall cooperate with Landlord in connection therewith, provided that Tenant in any event shall be responsible for all costs associated with the investigation and/or remediation of any Hazardous Substances associated with Tenant’s use of the Premises.

22

Within ten (10) business days of Landlord’s request for the same, Tenant agrees to prepare and execute an affidavit in support of a request for an 1SRA non-applicability letter by Landlord in the form required under ISRA.

If in connection with ISRA or any other Environmental Law a cleanup is to be undertaken because of any spill or discharge of Hazardous Substances or other event at the Premises occurring during the term of this Lease caused by Tenant or any Tenant Party, Tenant shall prepare and submit the required plans, provide necessary financial assurances and carry out the required plans.

To the extent required by ISRA, as a condition precedent to Tenant’s right to sublease all or any portion of the Premises or to assign this Lease, Tenant shall comply with ISRA. Any consent of Landlord to an assignment or subletting shall be contingent on Landlord’s receipt of satisfactory evidence of such compliance.

Tenant will not use the Premises, or permit the Premises to be used, as a “Major Facility,” as such term is defined in N.J.S.A. 58:10-23.1lb(l). Without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant shall not operate any business, allow any subtenant to operate any business, or assign this Lease to any party that will conduct any business, at the Premises which shall have a North American Industry Classification System Number as designated in the most recent edition of the North American Industry Classification System Code prepared by the Office of Management and Budget in the Executive Office of the President of the United States which is subject to ISRA.

Tenant will keep the Premises free of any lien imposed pursuant to any Environmental Law that imposes liability for handling, storage, use, treatment, transportation, disposal or discharge of Hazardous Substances by a Tenant Party to the extent that such lien arises from Tenant’s or any Tenant Party’s use of the Premises. Tenant shall notify Landlord of any liens threatened or attached against the Premises pursuant to any Environmental Laws promptly after Tenant becomes aware of such lien. In the event that any such lien is filed against the Premises arising from the release of any Hazardous Substances, at, on or about the Premises during the Term as a result of any intentional or unintentional act or omission of Tenant, then Tenant shall, within forty-five (45) days from the date that Tenant is given notice that the lien has been placed against the Premises (or within such shorter period of time in the event that the State of New Jersey has commenced steps to cause the Premises to be sold pursuant to the lien), either (i) pay the claim and remove the lien from the Premises or post such security with NJDEP so that NJDEP will release the lien, or (ii) furnish to Landlord or its designee either (I) a bond satisfactory to Landlord in the amount of the claim out of which the lien arises, (2) a cash deposit in the amount of the claim out of which the lien arises, or (3) other security reasonably satisfactory to the Landlord in an amount sufficient to discharge the claim out of which the lien arises.

23

If at any time during the Term a release or threat of release of Hazardous Materials has occurred at the Premises, or an event or condition has occurred that results in the Premises being in violation of or subject to liability under any Environmental Law (collectively, “Environmental Condition”), or any Environmental Claim (as defined below) shall have been received by Tenant, any Tenant Party or Landlord with respect to the Premises, Tenant shall promptly take (A) all actions in respect to such Environmental Condition caused by Tenant or a Tenant Party necessary to prevent and/or eliminate any risk to human health or the environment and to comply with Environmental Law and (B) all actions in response to such Environmental Claim caused by Tenant or a Tenant Party as necessary to cure any non-compliance and resolve any liability and/or penalties arising therefrom. If Landlord determines in its sole and absolute discretion that Tenant has failed to take prompt action to cure the Environmental Condition caused by Tenant or a Tenant Party or any condition caused by Tenant or a Tenant Party giving rise to an Environmental Claim, within the shorter of (A) the time period required by any applicable Environmental Law or (B) a reasonable time period. Landlord shall have the right, but not the obligation, to undertake any investigatory and/or remedial actions in response to any such condition that Landlord deems necessary or advisable in its sole and absolute discretion to prevent and/or eliminate any risk to human health or the environment and to comply with all applicable Environmental Laws. If Landlord determines in its sole and absolute discretion that Tenant has failed to diligently defend against any such Environmental Claim or to cure any noncompliance and/or resolve any liability and/or penalties arising therefrom to Landlord’s satisfaction within a reasonable time, Landlord shall have the right, but not the obligation, at Tenant’s sole cost and expense, to undertake any actions in order to cure any non-compliance, resolve any liability and/or penalties arising therefrom, and/or defend such Environmental Claim. At all times. Tenant shall consult with and obtain Landlord’s approval in performing any investigation and/or remediation of Environmental Conditions at the Premises and defending against any Environmental Claim, including but not limited to: (i) negotiating any compliance schedule, compliance orders, clean-up standards, permit, consent agreement, consent order, memorandum of understanding or other agreement, which may be required by any governmental agency; (ii) contesting, defending, settling or otherwise resolving complaints, directives or other demands by any such governmental agency; (iii) bringing claims against, defending against and settling or otherwise resolving claims brought by, or otherwise establishing liability of or to third parties; and/or (iv) implementing any measures necessary to satisfy the agreements or other terms resulting from any such negotiation, litigation, direction by a governmental agency, or other resolution of such matters.

With regard to any remedial action Tenant undertakes pursuant to this Article 25 or pursuant to any Environmental Law, Tenant shall (i) not propose or undertake to impose any institutional or engineering controls upon the Premises, including but not limited to deed notices. declarations of environmental restrictions or environmental caps, without first obtaining the consent of Landlord (which consent may be granted or withheld in Landlord’s sole and absolute discretion), and (ii) at Landlord’s sole and absolute discretion, perform all such investigation and/or remedial activities as are necessary to comply with Environmental Laws without the use of such institutional or engineering controls.

24

Tenant’s obligations and liabilities under this Article 25 shall survive the (i) the expiration or earlier termination of this Lease even if the Tenant acquires title to the Premises, and (ii) and longer period during which Landlord remains responsible or liable for any Release or threat of Release of Hazardous Substances at the Premises arising from Tenant’s use of the Premises or any violations of Environmental Laws arising from or associated with Tenant’s use of the Premises.

(j)            “Hazardous Materials” means: (i) petroleum or petroleum products, natural or synthetic gas (but not radon), asbestos in any form that is or could become friable and urea formaldehyde foam insulation and radon gas; (ii) any substances defined as or included in the definition of “hazardous substances.” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other substance exposure which is regulated by any governmental authority.

(k)           “Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safely or Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f el seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the New Jersey Industrial Site Recovery Act, N.J.S.A. §§ 13:lK.-6 et seq.; the New Jersey Spill Compensation and Control Act, N.J.S.A. §§58:10-23.11 et. seq.

(l)           “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements (collectively, “Claims”) relating in any way to any Environmental Law, including without limitation (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or radon gas or arising from alleged injury or threat of injury to health, safety or the environment.

25

26.          Miscellaneous.

(a)           Landlord Transfer. Landlord may transfer any portion of the Building and any of its rights under this Lease If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes Landlord’s obligations hereunder in writing.

(b)           Landlord’s Liability. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building or Project or Complex shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Complex, including the rents, issues and profits thereof, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency. Additionally, to the extent allowed by Law, Tenant hereby waives any statutory lien it may have against Landlord or its assets, including without limitation. the Building.

(c)           Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either parly hereto, such party shall not be liable or responsible for. and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, terrorism, shortages of labor or materials, war. governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such parly.

(d)           Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease. Each party shall indemnify, defend and hold the other harmless from and against any and all costs, expenses, reasonable attorneys’ fees and disbursements, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party. The foregoing indemnity shall survive the expiration or earlier termination of the Lease.

(e)           Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten (10) days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Building, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit F.

(f)            Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be: (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information; (2) hand delivered to the intended addressee; (3) sent by a nationally recognized overnight courier service; or (4) sent by facsimile transmission during Normal Business Hours followed by a copy of such notice sent in another manner permitted hereunder. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

26

(g)          Severability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h)          Amendments; Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i)            Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder. Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j)            No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(k)           No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(l)           Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(m)         Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT. DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

27

(n)          Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

(o)           Recording. Tenant shall not record this Lease or any memorandum or short form of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord, which power of attorney is coupled with an interest and is non-revocable during the Term.

(p)          Joint and Several Liability. If Tenant is comprised of more than one (1) party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

(q)           Financial Reports. Within fifteen (15) days after Landlord’s request. Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports. Tenant will discuss its financial statements with Landlord and, following the occurrence of an Event of Default hereunder, will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except: (1) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Building; (2) in litigation between Landlord and Tenant; and (3) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 26(q) more than once in any twelve (12) month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.

(r)            Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

28

(s)           Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

(t)           Confidentiality. Landlord and Tenant agree to hold the terms of this Lease in strict confidence, and will not disclose, except for any disclosure required by Laws, such terms to any person other than the respective partners, directors, officers, employees, attorneys, accountants or financing sources of Landlord and Tenant, without the prior written consent of the other parly. Notwithstanding the foregoing, Landlord may disclose any information in public notices required by Laws or otherwise traditionally made by entities similar to Landlord and the financial community.

(u)          Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants that it is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

(v)          List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A -	Outline of Premises
Exhibit B -	Additional Rent, Taxes and Insurance
Exhibit C -	Tenant Finish Work
Exhibit D -	Building Rules and Regulations

[REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

29

This Lease is executed on the respective dates set forth below, but for reference purposes,’ this Lease shall be dated as of the date first above written. If the execution date is left blank, this Lease shall be deemed executed as of the date first written above.

LANDLORD:

LIPPINCOTT REAL ESTATE ASSOCIATES, LLC

By:
Name:	Howard Orel
Title:	Manager

TENANT:

CONTINUUM HEALTH ALLIANCE, LLC

By:
Name:	John M Tedeschi
Title:	CEO

30

EXHIBIT A

DESCRIPTION OF PREMISES

A-1

EXHIBIT B

ADDITIONAL RENT, TAXES, AND INSURANCE

1.            Additional Rent. Tenant shall pay to Landlord the amount (“Additional Rent”) of the Operating Costs (defined below) to Landlord on a monthly basis with the payment of Base Rent. Landlord may make a good faith estimate of the Additional Rent to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term after the Base Year, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Base Rent, an amount equal to the estimated Additional Rent for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate the Additional Rent to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Additional Rent payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question. Tenant shall have paid all of the Additional Rent as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

2.            Operating Costs. The term “Operating Costs” shall mean all expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, and maintenance of the Project or Complex, as applicable, determined in accordance with sound accounting principles consistently applied, including the following costs: (a) wages and salaries of all on-site employees engaged in the management, operation, maintenance, repair or security of the Project or Complex, as applicable (together with Landlord’s reasonable allocation of expenses of off-site employees who perform a portion of their services in connection with the operation, maintenance or security of the Project or Complex, as applicable), including taxes, insurance and benefits relating thereto; (b) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project or Complex, as applicable; (c) costs for improvements, whether capital or not made to the Project or Complex; (d) cost of all utilities; (e) repairs, replacements, and general maintenance of the Project or Complex, as applicable; (f) fair market rental and other costs with respect to the management office for the Building or Complex, if any; and (g) service, maintenance and management contracts with independent contractors for the operation, maintenance, management, repair, replacement, or security of the Project or Complex, as applicable. If the Building is part of a Complex, Operating Costs may be prorated among the Project and the other buildings of the Complex, as reasonably determined by Landlord.

Operating Costs shall not include costs for: (1) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (2) interest, amortization or other payments on loans to Landlord; (3) depreciation; (4) leasing commissions; (5) legal expenses for services, other than those that benefit the Project or Complex tenants, as applicable (e.g., tax disputes).

B-1

3.            Taxes. Tenant shall also pay all Taxes for each year and partial year falling within the Term. Tenant shall pay the Taxes in the same manner as provided above for the Operating Costs. “Taxes” shall mean taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently (axing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project or Complex, as applicable (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project or Complex, as applicable, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof). Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, to the extent allowed by Law, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project and Complex, and all rights to receive notices of reappraisement.

4.             Insurance. Tenant shall also pay the cost of Insurance for each year and partial year falling within the Term. Tenant shall pay the cost of Insurance in the same manner as provided above for the Operating Costs. “Insurance” shall mean property, liability and other insurance coverages carried by Landlord, including without limitation deductibles and risk retention programs and an allocation of a portion of the cost of blanket insurance policies maintained by Landlord and/or its affiliates.

5.            Operating Costs and Tax and Insurance Statement. By [May 1] of each calendar year, or as soon thereafter as practicable. Landlord shall furnish to Tenant a statement of Operating Costs for the previous year, and of the Taxes and Insurance for the previous year (the “Operating Costs. Tax and Insurance Statement”). If Tenant’s estimated payments of Operating Costs or Taxes or Insurance under this Exhibit B for the year covered by the Operating Costs. Tax and Insurance Statement exceed Tenant’s payments of such items as indicated in the Operating Costs. Tax and Insurance Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant’s estimated payments of Operating Costs, Taxes or Insurance under this Exhibit B for such year are less than Tenant’s payments of such items as indicated in the Operating Costs, Tax and Insurance Statement, then Tenant shall promptly pay Landlord such deficiency, notwithstanding that the Term has expired and Tenant has vacated the Premises. Within sixty (60) days (the “Audit Election Period”) after Landlord furnishes to Tenant the Operating Costs, Tax and Insurance Statement for any calendar year, Tenant may, at its expense during Landlord’s normal business hours, elect to audit Landlord’s Operating Costs, Taxes and Insurance for such calendar year only, subject to the following conditions: (1) there is no uncured Event of Default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized national standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within thirty (30) days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within sixty (60) days after commencement; (5) the audit shall be conducted where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; and (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s confidentiality agreement (“or Landlord’s benefit prior to commencing the audit. Tenant shall deliver a copy of such audit to Landlord within five (5) business days of receipt by Tenant. Notwithstanding the foregoing, Tenant shall have no right to conduct an audit if Landlord furnishes to Tenant an audit report for the calendar year in question prepared by an independent certified public accounting firm of recognized national standing (whether originally prepared for Landlord or another party). This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated Operating Costs, Taxes and Insurance. After verification, Landlord shall credit any overpayment determined by the audit report against the next Rent due and owing by Tenant or. if no further Rent is due, refund such overpayment directly to Tenant within thirty (30) days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the audit report within thirty (30) days of determination. The foregoing obligations shall survive the expiration or earlier termination of the Lease. If Tenant does not give written notice of its election to audit during the Audit Election Period, Landlord’s Operating Costs, Taxes and Insurance for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. If the audit proves that Landlord’s calculation of Operating Costs, Taxes and Insurance for the calendar year under inspection was overstated by more than five percent (5%) in the aggregate, then, after verification. Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees applicable to the review of said calendar year statement within thirty (30) days after receipt of Tenant’s invoice therefore.

B-2

EXHIBIT C

TENANT FINISH-WORK: ALLOWANCE

1.             Acceptance of Premises. Tenant accepts the Premises in their “AS-IS” condition on the date that this Lease is entered into.

2.             Space Plans. Landlord and Tenant acknowledge their agreement and approval of the Plans attached as Exhibit 1 hereto depicting improvements to be installed in the Premises (the “Plans”).

3.             Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other;

Landlord’s Representative:

Telephone:
Telecopy:

Tenant’s Representative:

Telephone:
Telecopy:

4.              Miscellaneous. To the extent not inconsistent with this Exhibit, Sections 8(a) and 21 of this Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

C-1

EXHIBIT 1

Space Plans

C-2

EXHIBIT D

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the parking garage associated therewith, and the appurtenances thereto:

1.             Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2.             Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3.             No signs, advertisements or notices (other than those that are not visible outside the Premises) shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord.

4.             Landlord shall provide all door locks in each tenant’s leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant’s leased premises, at such tenant’s cost, and no tenant shall make a duplicate thereof.

5.             If the Building is multi-tenant, movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord’s supervision at such limes and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

6.             Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

7.             Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals (other than seeing-eye dogs) shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

D-1

8.             Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

9.             No machinery of any kind (other than normal office equipment) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance (other than typical office supplies (e.g., photocopier toner) used in compliance with all Laws).

10.           Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public areas regardless of whether such loss occurs when the area is locked against entry or not.

11.           No vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord, other than those used for Tenant’s employees.

12.           Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.

13.           No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by Landlord or the Building manager.

14.           Tenant shall not permit its employees, invitees or guests to smoke in the Premises or the lobbies, passages, corridors, elevators, vending rooms, rest rooms, stairways or any other areas in the Building. Nor shall the tenant permit its employees, invitees, or guests to loiter at the Building entrances for the purposes of smoking. Landlord may, but shall not be required to, designate an area for smoking outside the Building.

15.           Canvassing, soliciting or peddling in or about the Premises or the Property is prohibited and Tenant shall cooperate to prevent same.

D-2

EXHIBIT F

Title Affidavit

ON THE _______________ DAY OF _________________ , 2015, before me, the subscribed, personally appeared the undersigned, who being duly sworn according to law and intending to be legally bound, depose(s) and say(s):

That Lippincott Real Estate Associates, LLC is the owner of the property known as 402 & 404 Lippincott Drive, Marlton, New Jersey (the “Property”).

To the best of the knowledge, information and belief of each of the undersigned, there have been no repairs, additions or improvements made, ordered or contracted to be made on or to the premises by or on behalf of the undersigned, nor are there any appliances or fixtures attached to said premises, which have not been paid for in full; and that there are no outstanding claims for any such work or item.

That the Grantor is/are in actual possession of the entire premises, and there are no leases or agreements affecting the premises, or any part thereof, outstanding, other than those that are presently being assigned.

That the party executing on behalf of the owner are authorized to execute and deliver all documents and are of full legal age and in every respect competent to convey or encumber the title to the Property in question.

The deponent(s) aver(s) the foregoing statements to be his/her/their/its knowledge and belief.

By:
Name:
Title:

SUBSCRIBED AND SWORN TO before me, a Notary Public of the State of ______ the date and year hereinabove set forth.

Notary Public

My Commission Expires:

EXHIBIT G

Insurance

[Attached]

THE HARTFORD

*2000213NX71800115 01007

01LIPPENCOTT REAL ESTATE ASSOC, LLC

C/O HOWARD OREL MD 113 FELLSWOOD DR
MOORESTOWN NJ 08057

RE: Policy Type: BUSINESS OWNERS
Policy Number: 13 SBA NX7180

Renewal Date: 12/16/14

Thank you for being a loyal customer of The Hartford.

Enclosed are renewal documents for your BUSINESS OWNERS policy, which is scheduled to renew on 12/16/14. Along with a new Declarations Page, which details the coverages provided by your BUSINESS OWNERS policy, we are enclosing important policy documents. Please be aware that you will receive an invoice for the new policy term approximately 30 days prior to the renewal date; no action is required now.

To ensure the premium you paid for this past policy term was accurate, we may contact you by letter, phone or email to conduct a premium audit. If contacted, we will advise what information is needed to complete the audit.

Should you have questions about your policy, please feel free to contact us at (866) 467-8730. We are available Monday – Friday; 7 am to 7 pm CST. For your convenience, you can also pay your bill and request certain documents, such as Certificates of Insurance and Auto Identification cards online, any time, day or night. To learn more about our Online Service capabilities, visit the Business Service Center at www.thehartford.com/servicecenter where you also have access to tips, tools and coverage information designed to help protect the business you've worked so hard to build.

On behalf of **JOHN MORGAN MCLACHLAN AGCY INC/PHS** and The Hartford, we appreciate the opportunity to have been of service to you this past year and look forward to serving your business insurance needs for the upcoming year.

Sincerely,

Your Hartford Team

POLICYHOLDER NOTICE - NEW JERSEY

Date: 11/03/14

Policy Number: 13 SBA NX7180

Renewal Date: 12/16/14

THE HARTFORD

The Hartford Company: SENTINEL INSURANCE COMPANY, LIMITED

Your Hartford Agent: **JOHN MORGAN MCLACHLAN AGCY INC/PHS** (866) 467-8730

01LIPPENCOTT REAL ESTATE ASSOC, LLC

C/O HOWARD OREL MD 113 FELLSWOOD DR
MOORESTOWN NJ 08057

*2000213NX71800115 00362

Dear Valued Hartford Customer,

Your current policy provided by The Hartford will expire shortly. The purpose of this notice is to advise you of your premium as well as any changes to your policy for the upcoming policy term. This is not a bill. You will receive a separate bill for all or part of the premium due for your upcoming policy.

A. **Policy Premium**
The premium indicated below is based on the underwriting information that we currently have on file and may be subject to change based on additional information that may be developed during the underwriting process. If you desire additional information regarding your premium determination, please contact your agent or broker, or you may contact us directly.

New Premium = $ 23,247.00

B. **Coverage Changes (if applicable)**
Your policy for the upcoming term will include certain reductions or additional restrictions in coverage, as indicated by an (x) below.

( ) Increase in Deductible to:

( ) Reduction in Limits to:

( ) Reductions in Coverage:

( ) Other Changes, Clarifications or Restrictions in Coverage:

You may receive other notices of coverage changes for the upcoming policy term under separate cover. Those other changes will apply in addition to the changes described above.

C. **Transfer to Another Company of The Hartford**
( ) Due to a change in rate that will apply to your upcoming term, your policy will be written by another insurance company of The Hartford. Your payment of the premium will constitute your consent to the transfer.

Some states consider the change(s) described in this notice to be a nonrenewal of your prior policy, in which case this is our notice to you in compliance with the applicable law.

Form IH 70 39 01 13 (WC 66 03 64 B)

Page 1

POLICY NUMBER: 13 SBA NX7180

THIS ENDORSEMENT IS ATTACHED TO AND MADE PART OF YOUR POLICY IN RESPONSE TO THE DISCLOSURE REQUIREMENTS OF THE TERRORISM RISK INSURANCE ACT.

DISCLOSURE PURSUANT TO TERRORISM RISK INSURANCE ACT

*3100213NX71800115 01010

SCHEDULE

Terrorism Premium (Certified Acts):

$ $433.00

A. Disclosure Of Premium

In accordance with the federal Terrorism Risk Insurance Act, as amended ("TRIA"), we are required to provide you with a notice disclosing the portion of your premium, if any, attributable to coverage for certified acts of terrorism under TRIA. The portion of your premium attributable to such coverage is shown in the Schedule of this endorsement.

B. Disclosure Of Federal Share Of Terrorism Losses

The United States Department of the Treasury will reimburse insurers for 85% of that portion of insured losses attributable to "certified acts of terrorism" under TRIA that exceeds the applicable insurer deductible.

However, if aggregate industry insured losses under TRIA exceed $100 billion in a Program Year (January 1 through December 31), the Treasury shall not make any payment for any portion of the amount of such losses that exceeds $100 billion. The United States government has not charged any premium for their participation in covering terrorism losses.

C. Cap On Insurer Liability for Terrorism Losses

If aggregate industry insured losses attributable to "certified acts of terrorism" under TRIA exceed $100 billion in a Program Year (January 1 through December 31) and we have met, or will meet, our insurer deductible under TRIA, we shall not be liable for the payment of any portion of the amount of such losses that exceed $100 billion. In such case, your coverage for terrorism losses may be reduced on a pro-rata basis in accordance with procedures established by the Treasury, based on its estimates of aggregate industry losses and our estimate that we will exceed our insurer deductible. In accordance with the Treasury's procedures, amounts paid for losses may be subject to further adjustments based on differences between actual losses and estimates.

D. All other terms and conditions remain the same.

Form SS 83 76 03 12 Page 1 of 1

© 2012, The Hartford
(Includes copyrighted material of the Insurance Services Office, Inc., with its permission.)

IMPORTANT NOTICE TO POLICYHOLDERS

To help your insurance keep pace with increasing costs, we have increased your amount of insurance . . . giving you better protection in case of either a partial, or total loss to your property.

If you feel the new amount is not the proper one, please contact your agent or broker.

*3100213NX71800115 01011

Form PC-374-0 Printed in U.S.A.

NEW JERSEY EARTHQUAKE INSURANCE AVAILABILITY NOTICE

All insureds and applicants are cautioned that commercial fire and extended coverage insurance policies do not provide coverage for earthquake damage.

The definition of an ***earthquake***:

- is a shaking or trembling of the earth that is geologic or tectonic in nature;
- includes shock waves or tremors before, during or after a volcanic eruption; and
- can also include after shocks that occur within a seventy-two hour period following an ***earthquake***.

A typical commercial fire and extended coverage insurance policy:

- **does not** cover the cost to replace or repair your damaged dwelling, premises or structures, such as garages, resulting from an ***earthquake***.
- **does not** cover the cost to replace or repair the contents of your business if the damages result from an ***earthquake***; and
- **does not** pay for any additional business expenses if your property is badly damaged or destroyed by an ***earthquake***.

***Earthquake* insurance is available through an endorsement to your policy for an additional premium. The decision to purchase earthquake insurance is one that should be carefully considered based on individual circumstances.**

Historically, an earthquake in New Jersey is a rare event, although the possibility exists that it could happen. Over the five year period from 1997 to 2002, for every $1 of ***earthquake*** insurance premium, 3/10 of one cent has been paid out for losses.

Please contact your Hartford agent or broker if you have any questions or want additional information on how you can obtain *earthquake* insurance.

This notice is a general description of coverage and does not change, modify or invalidate any of the provisions, terms or conditions of your policy or endorsements.

*3100213NX71800115 01012

Form G-3313-0

Page 1 of 1

80 This **Spectrum Policy** consists of the Declarations, Coverage Forms, Common Policy Conditions and any
71 other Forms and Endorsements issued to be a part of the Policy. This insurance is provided by the stock
NX insurance company of The Hartford Insurance Group shown below.
SBA

INSURER: SENTINEL INSURANCE COMPANY, LIMITED
ONE HARTFORD PLAZA, HARTFORD, CT 06155
COMPANY CODE: A

THE HARTFORD

Policy Number: 13 SBA NX7180 DW

SPECTRUM POLICY DECLARATIONS

ORIGINAL

*3100213NX71800115 01013

Named Insured and Mailing Address: 01LIPPENCOTT REAL ESTATE ASSOC, LLC
(No., Street, Town, State, Zip Code)
C/O HOWARD OREL MD 113 FELLSWOOD DR
MOORESTOWN NJ 08057

Policy Period: **From** 12/16/14 **To** 12/16/15 1 YEAR
12:01 a.m., Standard time at your mailing address shown above. **Exception:** 12 noon in New Hampshire.

Name of Agent/Broker: JOHN MORGAN MCLACHLAN AGCY INC/PHS
Code: 657580

Previous Policy Number: 13 SBA NX7180

Named Insured is: LIMITED LIAB CORP

Audit Period: NON-AUDITABLE

Type of Property Coverage: SPECIAL

Insurance Provided: In return for the payment of the premium and subject to all of the terms of this policy, we agree with you to provide insurance as stated in this policy.

TOTAL ANNUAL PREMIUM IS: $23,247

NJPLGA SURCHARGE: $ 209.00

Countersigned by Susan L. Castaneda
Authorized Representative

11/03/14
Date

Form SS 00 02 12 06
Process Date: 11/03/14

Page 001 (CONTINUED ON NEXT PAGE)
Policy Expiration Date: 12/16/15

INSURED COPY

SPECTRUM POLICY DECLARATIONS (Continued)
POLICY NUMBER: 13 SBA NX7180

Location(s), Building(s), Business of Named Insured and Schedule of Coverages for Premises as designated by Number below.

Location: 001 **Building:** 001

402-404 LIPPINCOTT ROAD
MARLTON NJ 08053

Description of Business:
Building Owner - Lessors Risk Only - Office Occupancy

Deductible: $ 2,500 PER OCCURRENCE

BUILDING AND BUSINESS PERSONAL PROPERTY	LIMITS OF INSURANCE
BUILDING	
REPLACEMENT COST	$11,028,500
BUSINESS PERSONAL PROPERTY	
REPLACEMENT COST	$ 59,800
PERSONAL PROPERTY OF OTHERS	
REPLACEMENT COST	NO COVERAGE
MONEY AND SECURITIES	
INSIDE THE PREMISES	$ 10,000
OUTSIDE THE PREMISES	$ 5,000

MORTGAGE HOLDER: 'A' APPLIES

Form SS 00 02 12 06
Process Date: 11/03/14
Page 002 (CONTINUED ON NEXT PAGE)
Policy Expiration Date: 12/16/15

SPECTRUM POLICY DECLARATIONS (Continued)
POLICY NUMBER: 13 SBA NX7180

Location(s), Building(s), Business of Named Insured and Schedule of Coverages for Premises as designated by Number below.

Location: 001 **Building:** 001

PROPERTY OPTIONAL COVERAGES APPLICABLE TO THIS LOCATION	LIMITS OF INSURANCE
SUPER STRETCH FOR BUSINESS SERVICES FORM: SS 40 05 THIS FORM INCLUDES MANY ADDITIONAL COVERAGES AND EXTENSIONS OF COVERAGES. A SUMMARY OF THE COVERAGE LIMITS IS ATTACHED.	
LIMITED FUNGI, BACTERIA OR VIRUS COVERAGE: FORM SS 40 93 THIS IS THE MAXIMUM AMOUNT OF INSURANCE FOR THIS COVERAGE, SUBJECT TO ALL PROPERTY LIMITS FOUND ELSEWHERE ON THIS DECLARATION.	$ 50,000
INCLUDING BUSINESS INCOME AND EXTRA EXPENSE COVERAGE FOR:	30 DAYS

*3100213NX71800115 01014

Form SS 00 02 12 06
Process Date: 11/03/14
Page 003 (CONTINUED ON NEXT PAGE)
Policy Expiration Date: 12/16/15

SPECTRUM POLICY DECLARATIONS (Continued)
POLICY NUMBER: 13 SBA NX7180

PROPERTY OPTIONAL COVERAGES APPLICABLE TO ALL LOCATIONS	LIMITS OF INSURANCE
BUSINESS INCOME AND EXTRA EXPENSE COVERAGE COVERAGE INCLUDES THE FOLLOWING COVERAGE EXTENSIONS:	12 MONTHS ACTUAL LOSS SUSTAINED
ACTION OF CIVIL AUTHORITY:	30 DAYS
EXTENDED BUSINESS INCOME:	30 CONSECUTIVE DAYS
EQUIPMENT BREAKDOWN COVERAGE COVERAGE FOR DIRECT PHYSICAL LOSS DUE TO: MECHANICAL BREAKDOWN, ARTIFICIALLY GENERATED CURRENT AND STEAM EXPLOSION	
THIS ADDITIONAL COVERAGE INCLUDES THE FOLLOWING EXTENSIONS	
HAZARDOUS SUBSTANCES	$ 50,000
EXPEDITING EXPENSES	$ 50,000
MECHANICAL BREAKDOWN COVERAGE ONLY APPLIES WHEN BUILDING OR BUSINESS PERSONAL PROPERTY IS SELECTED ON THE POLICY	
IDENTITY RECOVERY COVERAGE FORM SS 41 12	$ 15,000

Form SS 00 02 12 06
Process Date:11/03/14
Page 004 (CONTINUED ON NEXT PAGE)
Policy Expiration Date: 12/16/15

SPECTRUM POLICY DECLARATIONS (Continued)
POLICY NUMBER: 13 SBA NX7180

*3100213NX71800115 01015

BUSINESS LIABILITY	LIMITS OF INSURANCE
LIABILITY AND MEDICAL EXPENSES	$1,000,000
MEDICAL EXPENSES - ANY ONE PERSON	$ 10,000
PERSONAL AND ADVERTISING INJURY	$1,000,000
DAMAGES TO PREMISES RENTED TO YOU ANY ONE PREMISES	$1,000,000
AGGREGATE LIMITS	
PRODUCTS-COMPLETED OPERATIONS	$2,000,000
GENERAL AGGREGATE	$2,000,000
EMPLOYMENT PRACTICES LIABILITY COVERAGE: FORM SS 09 01	
EACH CLAIM LIMIT	$ 10,000
DEDUCTIBLE - EACH CLAIM LIMIT NOT APPLICABLE	
AGGREGATE LIMIT	$ 10,000
RETROACTIVE DATE: 12162009	

This **Employment Practices Liability Coverage** contains claims made coverage. Except as may be otherwise provided herein, specified coverages of this insurance are limited generally to liability for injuries for which claims are first made against the insured while the insurance is in force. Please read and review the insurance carefully and discuss the coverage with your Hartford Agent or Broker.

The Limits of Insurance stated in this Declarations will be reduced, and may be completely exhausted, by the payment of "defense expense" and, in such event, The Company will not be obligated to pay any further "defense expense" or sums which the insured is or may become legally obligated to pay as "damages".

AMENDMENT OF LIQUOR LIABILITY
EXCLUSION: FORM SS 40 34
DESCRIPTION OF ACTIVITY:
NONE

BUSINESS LIABILITY OPTIONAL
COVERAGES

Form SS 00 02 12 06
Process Date: 11/03/14
Page 005 (CONTINUED ON NEXT PAGE)
Policy Expiration Date: 12/16/15

SPECTRUM POLICY DECLARATIONS (Continued)
POLICY NUMBER: 13 SBA NX7180

BUSINESS LIABILITY OPTIONAL COVERAGES (Continued)	LIMITS OF INSURANCE
HIRED/NON-OWNED AUTO LIABILITY FORM: SS 01 69	$1,000,000
UMBRELLA LIABILITY - SEE SCHEDULE ATTACHED	

Form SS 00 02 12 06
Process Date: 11/03/14
Page 006 (CONTINUED ON NEXT PAGE)
Policy Expiration Date: 12/16/15

SPECTRUM POLICY DECLARATIONS (Continued)
POLICY NUMBER: 13 SBA NX7180

MORTGAGE HOLDER 'A':

COLUMBIA BANK
SOUTHERN NJ COMMERCIAL LEASING
WHITE HORSE & ECHELON ROAD
VOORHEES, NJ. 08043

*3100213NX71800115 01016

Form Numbers of Forms and Endorsements that apply:

SS 00 01 03 14	SS 00 05 10 08	SS 00 07 07 05	SS 00 08 04 05
SS 84 32 09 07	SS 01 30 04 08	SS 01 69 09 09	SS 10 39 07 05
SS 04 15 07 05	SS 04 19 04 09	SS 04 22 07 05	SS 04 30 07 05
SS 04 39 07 05	SS 04 41 04 09	SS 04 42 09 07	SS 04 44 07 05
SS 04 45 07 05	SS 04 46 09 14	SS 04 47 04 09	SS 04 78 07 05
SS 04 80 03 00	SS 04 86 03 00	SS 40 05 09 07	SS 40 18 07 05
SS 40 34 03 00	SS 40 93 07 05	SS 41 12 12 07	SS 41 51 10 09
SS 41 62 06 11	SS 41 63 06 11	IH 10 01 09 86	SS 05 47 09 01
SS 50 57 04 05	SS 09 01 10 08	SS 50 19 03 12	IH 99 40 04 09
IH 99 41 04 09	SX 80 01 06 97	SS 38 25 12 07	SS 83 76 03 12

Form SS 00 02 12 06
Process Date: 11/03/14
Page 007
Policy Expiration Date: 12/16/15

*3100213NX71800115 01017

COMMON POLICY CONDITIONS

Form SS 00 05 10 08

© 2008, The Hartford

QUICK REFERENCE - SPECTRUM POLICY

DECLARATIONS
and
COMMON POLICY CONDITIONS

I. DECLARATIONS

Named Insured and Mailing Address
Policy Period
Description and Business Location
Coverages and Limits of Insurance

II. COMMON POLICY CONDITIONS

	Beginning on Page
A. Cancellation	1
B. Changes	1
C. Concealment, Misrepresentation Or Fraud	2
D. Examination Of Your Books And Records	2
E. Inspections And Surveys	2
F. Insurance Under Two Or More Coverages	2
G. Liberalization	2
H. Other Insurance - Property Coverage	2
I. Premiums	2
J. Transfer Of Rights Of Recovery Against Others To Us	2
K. Transfer Of Your Rights And Duties Under This Policy	3
L. Premium Audit	3

Form SS 00 05 10 08

COMMON POLICY CONDITIONS

All coverages of this policy are subject to the following conditions.

A. Cancellation

1. The first Named Insured shown in the Declarations may cancel this policy by mailing or delivering to us advance written notice of cancellation.

2. We may cancel this policy by mailing or delivering to the first Named Insured written notice of cancellation at least:

a. 5 days before the effective date of cancellation if any one of the following conditions exists at any building that is Covered Property in this policy:

(1) The building has been vacant or unoccupied 60 or more consecutive days. This does not apply to:

(a) Seasonal unoccupancy; or

(b) Buildings in the course of construction, renovation or addition.

Buildings with 65% or more of the rental units or floor area vacant or unoccupied are considered unoccupied under this provision.

(2) After damage by a Covered Cause of Loss, permanent repairs to the building:

(a) Have not started; and

(b) Have not been contracted for,

within 30 days of initial payment of loss.

(3) The building has:

(a) An outstanding order to vacate;

(b) An outstanding demolition order; or

(c) Been declared unsafe by governmental authority.

(4) Fixed and salvageable items have been or are being removed from the building and are not being replaced. This does not apply to such removal that is necessary or incidental to any renovation or remodeling.

(5) Failure to:

(a) Furnish necessary heat, water, sewer service or electricity for 30 consecutive days or more, except during a period of seasonal unoccupancy; or

(b) Pay property taxes that are owing and have been outstanding for more than one year following the date due, except that this provision will not apply where you are in a bona fide dispute with the taxing authority regarding payment of such taxes.

b. 10 days before the effective date of cancellation if we cancel for nonpayment of premium.

c. 30 days before the effective date of cancellation if we cancel for any other reason.

3. We will mail or deliver our notice to the first Named Insured's last mailing address known to us.

4. Notice of cancellation will state the effective date of cancellation. The policy period will end on that date.

5. If this policy is canceled, we will send the first Named Insured any premium refund due. Such refund will be pro rata. If the first Named Insured cancels, the refund may be less than pro rata. The cancellation will be effective even if we have not made or offered a refund.

6. If notice is mailed, proof of mailing will be sufficient proof of notice.

B. Changes

This policy contains all the agreements between you and us concerning the insurance afforded. The first Named Insured shown in the Declarations is authorized to make changes in the terms of this policy with our consent. This policy's terms can be amended or waived only by endorsement issued by us and made a part of this policy.

*3100213NX71800115 01018

Form SS 00 05 10 08 **Page 1 of 3**

© 2008, The Hartford
(Includes copyrighted material of Insurance Services Office, Inc. with its permission)

COMMON POLICY CONDITIONS

C. Concealment, Misrepresentation Or Fraud

This policy is void in any case of fraud by you as it relates to this policy at any time. It is also void if you or any other insured, at any time, intentionally conceal or misrepresent a material fact concerning:

1. This policy;
2. The Covered Property;
3. Your interest in the Covered Property; or
4. A claim under this policy.

D. Examination Of Your Books And Records

We may examine and audit your books and records as they relate to the policy at any time during the policy period and up to three years afterward.

E. Inspections And Surveys

1. We have the right but are not obligated to:
   a. Make inspections and surveys at any time;
   b. Give you reports on the conditions we find; and
   c. Recommend changes.
2. Any inspections, surveys, reports or recommendations will relate only to insurability and the premiums to be charged. We do not make safety inspections. We do not undertake to perform the duty of any person or organization to provide for the health or safety of any person. We do not represent or warrant that conditions:
   a. Are safe or healthful; or
   b. Comply with laws, regulations, codes or standards.
3. This condition applies not only to us, but also to any rating, advisory, rate service or similar organization which makes insurance inspections, surveys, reports or recommendations on our behalf.

F. Insurance Under Two Or More Coverages

If two or more of this policy's coverages apply to the same loss or damage, we will not pay more than the actual amount of the loss or damage.

G. Liberalization

If we adopt any revision that would broaden the coverage under this policy without additional premium within 45 days prior to, or at any time during, the policy period, the broadened coverage will immediately apply to this policy.

H. Other Insurance - Property Coverage

If there is other insurance covering the same loss or damage, we will pay only for the amount of covered loss or damage in excess of the amount due from that other insurance, whether you can collect on it or not. But we will not pay more than the applicable Limit of Insurance.

I. Premiums

1. The first Named Insured shown in the Declarations:
   a. Is responsible for the payment of all premiums; and
   b. Will be the payee for any return premiums we pay.
2. The premium shown in the Declarations was computed based on rates in effect at the time the policy was issued. If applicable, on each renewal, continuation or anniversary of the effective date of this policy, we will compute the premium in accordance with our rates and rules then in effect.
3. With our consent, you may continue this policy in force by paying a continuation premium for each successive one-year period. The premium must be:
   a. Paid to us prior to the anniversary date; and
   b. Determined in accordance with Paragraph **2.** above.

   Our forms then in effect will apply. If you do not pay the continuation premium, this policy will expire on the first anniversary date that we have not received the premium.
4. Changes in exposures or changes in your business operation, acquisition or use of locations that are not shown in the Declarations may occur during the policy period. If so, we may require an additional premium. That premium will be determined in accordance with our rates and rules then in effect.

J. Transfer Of Rights Of Recovery Against Others To Us

Applicable to Property Coverage:

If any person or organization to or for whom we make payment under this policy has rights to recover damages from another, those rights are transferred to us to the extent of our payment. That person or organization must do everything necessary to secure our rights and must do nothing after loss to impair them. But you may waive your rights against another party in writing:

1. Prior to a loss to your Covered Property; or
2. After a loss to your Covered Property only if, at time of loss, that party is one of the following:

Page 2 of 3

Form SS 00 05 10 08

COMMON POLICY CONDITIONS

a. Someone insured by this insurance;

b. A business firm:

(1) Owned or controlled by you; or

(2) That owns or controls you; or

c. Your tenant.

You may also accept the usual bills of lading or shipping receipts limiting the liability of carriers.

This will not restrict your insurance.

K. Transfer Of Your Rights And Duties Under This Policy

Your rights and duties under this policy may not be transferred without our written consent except in the case of death of an individual Named Insured.

If you die, your rights and duties will be transferred to your legal representative but only while acting within the scope of duties as your legal representative. Until your legal representative is appointed, anyone having proper temporary custody of your property will have your rights and duties but only with respect to that property.

L. Premium Audit

a. We will compute all premiums for this policy in accordance with our rules and rates.

b. The premium amount shown in the Declarations is a deposit premium only. At the close of each audit period we will compute the earned premium for that period. Any additional premium found to be due as a result of the audit are due and payable on notice to the first Named Insured. If the deposit premium paid for the policy term is greater than the earned premium, we will return the excess to the first Named Insured.

c. The first Named Insured must maintain all records related to the coverage provided by this policy and necessary to finalize the premium audit, and send us copies of the same upon our request.

Our President and Secretary have signed this policy. Where required by law, the Declarations page has also been countersigned by our duly authorized representative.

Terence Shields, Secretary

André A. Napoli, President

*3100213NX71800115 01019

Form SS 00 05 10 08

Page 3 of 3

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

TEMPERATURE CHANGE

This endorsement modifies insurance provided under the following:

STANDARD PROPERTY COVERAGE FORM
SPECIAL PROPERTY COVERAGE FORM

This coverage applies only when it is indicated in the Declarations. The provisions of this policy apply to the coverage stated in this endorsement, except as indicated below.

A. We will pay for direct physical loss of or physical damage to "perishable stock" at the "scheduled premises" caused by or resulting from:

1. A change in temperature or humidity resulting from:

(a) Mechanical breakdown or failure of:

(1) Stationary heating plants; or

(2) Refrigerating, cooling or humidity control apparatus or equipment;

But only while such plants, equipment or apparatus are at the "scheduled premises".

(b) Complete or partial failure of electric power, either on or away from your "scheduled premises". Such failure of power must be due to conditions beyond your control; or

2. Contamination by a refrigerant.

B. SELLING PRICE

We will determine the value of finished "perishable stock" in the event of direct physical loss or physical damage at the selling price, as if no physical loss or physical damage had occurred less discounts and expenses you otherwise would have had.

C. We will not pay for direct physical loss of or physical damage to "perishable stock" located:

1. On buildings;

2. In the open; or

3. In vehicles, other than trailers used for storage located within 1000 feet of the "scheduled premises'.

D. EXCLUSIONS

1. The following exclusions under SECTION **B** - EXCLUSIONS are deleted:

(a) Ordinance or Law;

(b) Power Failure; and

(c) Mechanical Breakdown in the Standard Property Coverage Form.

2. The following exclusions are added:

We will not pay for direct physical loss or physical damage caused by or resulting from:

(a) The disconnecting of any of the following systems from the source of power:

(1) Refrigerating;

(2) Cooling; or

(3) Humidity control.

(b) The loss of electrical power caused by the shutting off of any switch or other device used to control the flow of electric power or current.

(c) The inability of an electrical utility company, your stationary heating plant or any other power source to provide sufficient heat or power due to:

(1) Lack of fuel;

(2) Lack of capacity to make enough heat or power; or

(3) Order of the government.

(d) Breaking of any glass that is a permanent part of a refrigerating, cooling or humidity control unit.

E. DEDUCTIBLE

We will not pay for loss in any one occurrence unless the amount of loss exceeds the deductible stated in paragraph **D.5.** of the Standard Property Coverage Form or **D.5**. of the Special Property Coverage Form., unless a different deductible is stated in the

Form SS 04 46 09 14 Page 1 of 2
© 2014, The Hartford

*3100213NX71800115 01020

Declarations for Temperature Change. We will then pay the amount of loss in excess of the deductible, up to the Limit of Insurance.

F. LIMIT OF INSURANCE

The most we will pay for direct physical loss or physical damage in any one occurrence is the Limit of Insurance for Temperature Change shown in the Declarations.

G. ADDITIONAL CONDITIONS

1. We will pay for direct physical loss or physical damage under this Optional Coverage only when:
   - (a) Such physical loss or physical damage is not covered elsewhere in this policy or any other policy that insures the "perishable stock" at the "scheduled premises"; and
   - (b) This Temperature Change coverage is shown as a specific item of insurance in the Declarations.
2. In the event of physical loss or physical damage, none of the other coverages under this policy or any other policy will share in its payment unless the provisions of the policy are similar to the provisions of this Optional Coverage.
3. We will not pay more than the Limit of Insurance shown in the Declarations for the Temperature Change.

H. ADDITIONAL DEFINITIONS

For the purpose of this insurance:

1. "Mechanical breakdown" means:
   - (a) Breaking or separation of any mechanical part(s) other than gas pipes or lines; or
   - (b) Burning out of any electrical motor servicing such unit; and

   requiring replacement of the damaged parts to become functional.

   But "mechanical breakdown" does not mean faulty operation or failure of equipment which results in temperature change but does not require replacement of broken parts.

   We will not pay for direct physical loss or physical damage to "perishable stock" caused by such faulty operation or failure of equipment.
2. "Perishable stock" means personal property:
   - (a) Maintained under controlled conditions for its preservation; and
   - (b) Susceptible to direct physical loss or physical damage if the controlled conditions change.

Page 2 of 2

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

BUILDING LIMIT- AUTOMATIC INCREASE REVISION

This endorsement modifies insurance provided under the following:

SPECIAL PROPERTY COVERAGE FORM
STANDARD PROPERTY COVERAGE FORM

*3100213NX71800115 01021

Except as otherwise stated in this endorsement, the terms and conditions of the policy apply to the insurance stated below.

A. Paragraph **C.5 Building Limit-Automatic Increase** of the **SPECIAL PROPERTY COVERAGE FORM** or **STANDARD PROPERTY COVERAGE FORM** is deleted.

B. The following is added to **Additional Coverages,** paragraph **A.5** of the **SPECIAL PROPERTY COVERAGE FORM** or paragraph **A.4.** of the **STANDARD PROPERTY COVERAGE FORM**:

Building Limit - Automatic Increase

a. If the covered loss or damage to Building property at a "scheduled premises" exceeds the Limit of Insurance stated in the Declarations, the Limit of Insurance available for the covered loss or damage in that occurrence will automatically increase by up to 8%.

b. The amount of increase will be:

(1) The Limit of Insurance for Buildings that applied on the most recent of the policy inception date, policy anniversary date, or the date of any other policy change amending the Building limit, multiplied by

(2) The 8% annualized percentage of Automatic Increase, expressed as a decimal

(08), multiplied by

(3) The number of days since the beginning of the current policy year or the effective date of the most recent policy change amending the Limit of Insurance for Buildings, divided by 365.

Example:

The applicable Limit of Insurance for Buildings is $100,000. The automatic increase percentage is 8%. The number of days since the beginning of the policy period (or last policy change) is 146.

The amount of increase is:

$100,000 X .08 X 146 divided by 365 = $3,200

Form SS 41 51 10 09

Page 1 of 1

© 2009, The Hartford

THE HARTFORD

*3100213NX71800115 01022

U.S. DEPARTMENT OF THE TREASURY, OFFICE OF FOREIGN ASSETS CONTROL ("OFAC") ADVISORY NOTICE TO POLICYHOLDERS

No coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Notice provides information concerning possible impact on your insurance coverage due to directives issued by the United States. **Please read this Notice carefully.**

The Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign countries and regimes, terrorists, international narcotics traffickers, those engaged in activities related to the proliferation of weapons of mass destruction, and other threats to the national security, foreign policy or economy of the United States. OFAC acts under Presidential national emergency powers, as well as authority granted by specific legislation, to impose controls on transactions and freeze assets under U.S. jurisdiction. OFAC publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups, and entities, such as terrorists and narcotics traffickers designated under programs that are not country-specific. Collectively, such individuals and companies are called "Specially Designated Nationals and Blocked Persons" or "SDNs". Their assets are blocked and U.S. persons are generally prohibited from dealing with them. This list can be located on OFAC's web site at – http//www.treas.gov/ofac.

In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated U.S. sanctions law or is an SDN, as identified by OFAC, the policy is a blocked contract and all dealings with it must involve OFAC. When an insurance policy is considered to be such a blocked or frozen contract, no payments nor premium refunds may be made without authorization from OFAC.

Form IH 99 40 04 09

Page 1 of 1

THE HARTFORD

01023

*3100213NX71800115

Named Insured: **01LIPPENCOTT REAL ESTATE ASSOC, LLC**

Policy Number: 13 SBA NX7180

Effective Date: 12/16/14 Expiration Date: 12/16/15

Company Name: SENTINEL INSURANCE COMPANY, LIMITED

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

TRADE OR ECONOMIC SANCTIONS ENDORSEMENT

This insurance does not apply to the extent that trade or economic sanctions or other laws or regulations prohibit us from providing insurance, including, but not limited to, the payment of claims.

All other terms and conditions remain unchanged.

Form IH 99 41 04 09 Page 1 of 1

01024 *3100213NX71800115

Insurer: SENTINEL INSURANCE COMPANY, LIMITED
ONE HARTFORD PLAZA, HARTFORD, CT 06155

This Declarations Page, with Umbrella Liability Provisions and Endorsements, if any, issued to form a part thereof, shall together constitute this Umbrella Liability Supplemental Contract, which in turn forms a part of Policy Number shown below.

None of the provisions of the policy to which this Supplemental Contract is attached applies to the Umbrella Liability Insurance provided hereunder.

Wherever the word "policy" appears in this form or in endorsements attached to or made a part of this Supplemental Contract, it means "Supplemental Contract".

POLICY NUMBER: 13 SBA NX7180

DECLARATIONS

Named Insured and Mailing Address: 01LIPPENCOTT REAL ESTATE ASSOC, LLC

C/O HOWARD OREL MD 113 FELLSWOOD DR
MOORESTOWN NJ 08057

Policy Period **From:** 12/16/14 **To:** 12/16/15
12:01 A.M., Standard time at the address of the named insured as stated herein.

Premium **$ INCLUDED** ADVANCE PREMIUM

Self Insured Retention $10,000 each occurrence

The Limits of Insurance subject to all the terms of this policy that apply are:

Each Occurrence	$ 5,000,000	Products-Completed Operations Aggregate Limit	$ 5,000,000
General Aggregate Limit (Other than Products - Completed Operations, Bodily Injury By Disease and Automobile)	$ 5,000,000	Bodily Injury By Disease Aggregate Limit	$ 5,000,000

Schedule of Underlying Insurance Policies

See Attached "Extension Schedule of Underlying Insurance Policies"

Form Numbers of Forms and Endorsements that apply.

SX80041008	SX80020405	SX02211008	SX21040697
SX21050697	SX21771206	SX21821008	SX24010401
SX24330610	SX24351008	SX24580901	

Countersigned by Susan L. Castaneda 11/03/14
Authorized Representative Date

Form SX 80 01 06 97 T Printed in U.S.A. (NS)
Process Date: 11/03/14 **Policy Expiration Date:** 12/16/15

EXTENSION SCHEDULE OF UNDERLYING INSURANCE POLICIES

This extension schedule forms a part of the policy designated in the Declarations.

Carrier, Policy Number and Policy Period:

A. SENTINEL INSURANCE COMPANY, LIMITED

13 SBA NX7180 12/16/14 TO 12/16/15

Type of Coverage	**Applicable Limits**
(X) Business Liability - including:	Bodily Injury and Property Damage Liability Combined $1,000,000 each occurrence $2,000,000 general aggregate
Employees as Additional Insureds Contractual Liability Limited Non-Owned Watercraft Additional Insureds Damages To Premises Rented To You	Property Damage Liability $1,000,000 each occurrence
(X) Personal and Advertising Injury	$1,000,000
(X) Products/Completed Operations	$2,000,000 Prod./Comp. Ops. aggregate
(X) Hired Auto and Non-Owned Auto	$1,000,000 Limit of Liability

B.

( ) Comprehensive Automobile Liability - Owned Automobiles	Bodily Injury Liability each person each accident
( ) Non-Owned Automobiles	Property Damage Liability each accident
( ) Hired Automobiles	Bodily Injury and Property Damage Liability Combined each accident
( ) Uninsured Motorist	each occurrence

C.

( ) Employer's Liability	each accident* each employee by disease* total policy by disease*

D.

( ) Liquor Liability

An "X" marked in the box indicates the coverage is provided in the Underlying Policies.

(Note Maintenance of Underlying Insurance Condition SX 80 02 or SX 80 03)

*Except that in any jurisdiction where the amount of Employers Liability Coverage afforded by the underlying insurer is by law unlimited, the limit stated does not apply and the policy of which this extension schedule forms a part shall afford no insurance with respect to Employers Liability in such jurisdiction.

*3100213NX71800115 01025

Form SX 80 04 10 08
Process Date: 11/03/14
Policy Expiration Date: 12/16/15
Page 1 of 2
INSURED COPY

EXTENSION SCHEDULE OF UNDERLYING INSURANCE POLICIES (Continued)

POLICY NUMBER: 13 SBA NX7180

Carrier, Policy Number and Policy Period:
E.

Type of Coverage	Applicable Limits
( ) Foreign Commercial General Liability- including:	each occurrence
Personal and Advertising Injury	Personal and Advertising Injury aggregate
Products/Completed Operations	Products/Completed Operations aggregate
( ) Foreign Contingent Auto Liability	each accident
( ) Foreign Employer's Liability	each accident * each employee by disease* total policy by disease*

An "X" marked in the box indicates the coverage is provided in the Underlying Policies.

(Note Maintenance of Underlying Insurance Condition SX 80 02 or SX 80 03)

*Except that in any jurisdiction where the amount of Employers Liability Coverage afforded by the underlying insurer is by law unlimited, the limit stated does not apply and the policy of which this extension schedule forms a part shall afford no insurance with respect to Employers Liability in such jurisdiction.

Form SX 80 04 10 08
Process Date: 11/03/14
Policy Expiration Date: 12/16/15
Page 2 of 2

EXHIBIT H

8-K and Audit Requirements

For the period of time commencing on the Effective Date and continuing through the last day of the third month following Closing, Seller shall, from time to time, upon reasonable advance notice from Purchaser, use commercially reasonable efforts to provide Purchaser and its representatives, agents and employees with access to information which is relevant and reasonably necessary, for the Purchaser’s outside third patty accountants (the “Accountants”), to enable Purchaser and its Accountants to prepare financial statements in compliance with any and or all of(a) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”); (b) any other rule issued by the Commission and applicable to Purchaser; and (c) any registration statement, rep011 or disclosure statement filed with the Commission by, or on behalf of Purchaser; provided, however, that in any such event(s), Purchaser shall reimburse Seller for all out-of-pocket costs and expenses that Seller incurs in order to comply with the foregoing requirement. Seller acknowledges and agrees that the following is a representative description of the information and documentation that Purchaser and the Accountants may require in order to comply with (a), (b) and (c) above. Seller shall provide the following information, to the extent the same is available (capitalized terms not defined herein shall have the meanings as ascribed to such terms in the Agreement to which this Exhibit is attached):

1.	Rent rolls for the calendar month in which Closing occurs and the eleven (11) calendar months immediately preceding the calendar month in which Closing occurs;

2.	Most currently available real estate tax bills;

3.	Seller’s schedule of expense reimbursements required under the Leases in effect at Closing;

4.	Access to Seller’s invoices with respect to expenditures made during the final fiscal year; and

5.	Access (during normal and customary business hours) to responsible personnel to answer accounting questions.

Nothing herein shall require Seller to conduct its own audits or generate any requested materials that are not in its possession, custody or control.

The provisions of the foregoing information shall be for informational purposes only, shall not be deemed to be representations or warranties under this Agreement, and shall not expose Seller to any liability on account thereof.

Upon at least thirty (30) days prior written notice and not more than once during the three (3) month period, upon Purchaser’s request, Seller shall on a one (1)-time basis only, make Seller’s books, records, existing supporting invoices and other existing substantiating documentation relating solely to the Premises, that are not deemed by Seller to be privileged, available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants, at the expense of Purchaser. This obligation shall survive the Closing for a period of three (3) months following the Closing and shall not be merged with any instrument of conveyance delivered at the Closing.

EXHIBIT I

Tenant Estoppel Certificate

TENANT ESTOPPEL CERTIFICATE

This Certificate and Agreement is made by _____________________________, a ____________________ , with an address of __________________________________ (the “Tenant”) in favor of COLUMBIA BANK, its Successors, and/or Assigns, with an address of 900 White Horse Road, P.O. Box 1645, Voorhees, NJ 08043, as their interests may appear (the “Lender).

In connection with a loan by Lender to _________________________________ , a Delaware limited liability company (the “Landlord”) which is secured by a Mortgage from Landlord to Lender on certain premises situated at _____________________ , in the County of _______________________ , New Jersey (the “Premises”), a portion of which is leased to Tenant, Tenant certifies and agrees, for the benefit of Lender, as follows:

1.	Tenant is party to a certain Lease Agreement ___________________ dated (the “Lease”). The Lease commenced on __________________________ . The Lease is presently in full force and effect; it has not been amended or modified in any way; and it represents the entire agreement between Landlord and Tenant.

2.	Tenant has paid to Landlord the following sums (other than rent in the ordinary course of business) pursuant to the terms of Lease:

	a.	_________________________ dollars as security deposit;
	b.	_________________________ dollars of prepaid rent;
	c.	_____________________________ dollars toward tenant improvement; and
	d.	_____________________________ other (specify)

3.	Tenant as of this date, has no claims or offset under the Lease, or otherwise against rents or other charges due or to become due hereunder.

4.	All rentals and other charges due and payable under the Lease by Tenant have been paid up to the date hereof. No rent under the Lease has been or will be paid more than thirty (30) days in advance of its due date.

5.	Neither Tenant, nor to the best knowledge of Tenant, Landlord is now in default in a performance of any obligation under the Lease, and Tenant knows of no event which will, with the passage of time or the giving of notice, or both, become an event of default under the Lease.

6.	Tenant has not assigned its interest in the Lease, and Tenant has received no notice of any assignment by Landlord of the rents accrued under the Lease.

7.	Tenant has no option or right to purchase the Premises or any part thereof.

8.	The Tenant makes these representations and warranties for the benefit and protection of the Lender, as Mortgagee of the Premises, with the understanding that the Lender, and its successors and/or assigns shall be entitled to rely on such representation and warranties.

9.	It is acknowledged and agreed by Tenant that the Mortgage, or any other security interest, which is or may hereafter be recorded, perfected, or acquired as to the Premises identified in the Lease, executed by the Landlord in favor of Lender, is a superior and prior in lien to the Lease.

10.	It is acknowledged that in the event of default by Landlord to Lender and Lender takes possession or control of the Premises or takes control of the leases or rents of the property pursuant to an Assignment of Rents and/or appointment of a rent receiver, the Lender has the right to increase the rents to Market Rent to the extent Market Rent is not being paid at that time.

TENANT:

By:

STATE OF NEW JERSEY	:
: SS
COUNTY OF	:

I CERTIFY that on _________________________ , 2014, ________________________________ came before me in person and stated to my satisfaction that he/she:

(A)	made the attached instrument; and
(B)	was authorized to and did execute this instrument on his/her own behalf and/or on behalf of the entity named in this instrument.

Sworn and subscribed to before me the day and year aforesaid.

(Notary Public)

Side Letter

Gentlemen:

Reference is made to that certain Purchase and Sale Agreement (the “PSA”) dated January 29, 2015 between United Realty Funds Management, LLC as Purchaser and Lippincott Real Estate Associates, LLC as Seller, as amended by that certain Side Letter (“March 13th Side Letter”) to the PSA dated March 13, 2015 between Purchase and Seller.

The parties acknowledge the following:

1.	This letter shall act as a side letter to the PSA (the “Side Letter”). Capitalized terms used herein and not otherwise defined shall have such meaning as set forth in the PSA. To the extent that there is any conflict between the terms of this Side Letter and the terms of the PSA, the terms of this Side Letter shall control.

2.	The Due Diligence Period shall end on April 24, 2015. The date of Closing shall remain May 15, 2015.

3.	Other than as expressly amended herein, all other terms of the PSA shall remain in full force and effect.

4.	This Side Letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

5.	In the event Seller does not execute this letter on the date of April 17,2015, this letter shall then serve as notice of termination of Purchaser Due Diligence period.

[Signatures to Follow]

Date:	4/17/2015

LIPPINCOTT REAL ESTATE ASSOCIATES, LLC

By:
Howard Orel, Managing Partner

UNITED REALTY FUNDS MANAGEMENT, LLC

By:	, Managing Director 4/17/15
Joseph LeVine, Authorized Signatory

Side Letter

Gentlemen:

Reference is made to that certain Purchase and Sale Agreement (the “PSA”) dated January 29, 2015 between United Realty Funds Management, LLC as Purchaser and Lippincott Real Estate Associates, LLC as Seller.

The parties acknowledge the following:

1.	This letter shall act as a side letter to the PSA (the “Side Letter”). Capitalized terms used herein and not otherwise defined shall have such meaning as set forth in the PSA. To the extent that there is any conflict between the terms of this Side Letter and the terms of the PSA, the terms of this Side Letter shall control.

2.	The Due Diligence Period shall end on April 17, 2015. The date of Closing shall remain May 15, 2015.

3.	Other than as expressly amended herein, all other terms of the PSA shall remain in full force and effect.

4.	This Side Letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures to Follow]

Date:	3/13/2015

LIPPINCOTT REAL ESTATE ASSOCIATES, LLC

By:
Howard Orel, Managing Partner

UNITED REALTY FUNDS MANAGEMENT, LLC

By:
Jacob Frydman Authorized Signatory

ASSIGNMENT AND ASSUMPTION OF CONTRACT OF SALE

AGREEMENT made as of the 15 day of May 2015, between United Realty Funds Management, LLC, a Delaware limited liability company, having an address at 60 Broad Street, 34th Floor, New York, NY 10004 (“Assignor”) and UR Lippincott, DST, having an address c/o United Realty, 60 Broad Street, 34th Floor, New York, NY 10004 (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is the purchaser under a Purchase and Sale Agreement (“Contract”) dated as of January 29, 2015 between Assignor, as Purchaser, and Lippincott Real Estate Associates, LLC, as seller (“Seller”) for the sale of the property located at 402 & 404 Lippincott Drive, Marlton, New Jersey, Block 24.23, Lot 2.02 (“Property”). A copy of the Contract is attached hereto as Exhibit A;

WHEREAS, Assignor has the right, under the Contract, to assign its rights and obligations thereunder to the an entity controlled by Assignor or its affiliates or principals at Closing;

WHEREAS, Assignor is desirous of transferring its rights under the Contract to Assignee and having Assignee assume the rights and obligations of Assignor under the Contract, for the purchase price as set forth below;

WHEREAS, Assignee is desirous of acquiring Assignor’s rights under Contract and assuming the rights and obligations of Assignor under the Contract; and

WHEREAS, Assignee acknowledges and agrees that Assignee shall only have such rights as Assignor may have under the Contract and Assignor makes no representations or warranties concerning the Property being acquired under the Contract.

NOW THEREFORE, in consideration of the sum of ten ($10) dollars and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	All of the foregoing recitals are incorporated herein by reference.

2.	All capitalized terms not otherwise defined herein shall have the meanings as set forth in the Contract.

3.	Assignor agrees to assign to Assignee all of its right, title and interest to the Contract to Assignee. Assignee hereby agrees to assume all of Assignor’s obligations under the Contract.

4.	The Purchase Price payable to the Assignor for the right, title and interest in and to the Contract is the sum of ELEVEN MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($11,750,000) (which shall include the purchase price payable under the Contract). The Purchase Price is payable as follows:

1

	a.	ONE THOUSAND DOLLARS ($1,000) down payment (“Deposit”), which shall be made payable to the order of Madison Abstract Inc., as escrow agent (“Escrow Agent”). The Deposit is due at the time of the execution of this Agreement; and

	b.	ELEVEN MILLION SEVEN HUNDRED FORTY NINE THOUSAND DOLLARS $11,749,000 (“Balance”), representing the balance of the Purchase Price which shall be payable on the Closing (defined below) by wire transfer of immediately available federal funds to the Escrow Agent under the Contract or to an account specified or designated by Assignor.

5.	Assignee shall be responsible for the payment of the purchase price under the Contract (which shall be paid out of the Purchase Price hereunder), including the payment of any adjustments or other amounts which are the obligation of the Purchaser under the Contract, in addition to all of Purchaser’s title expenses and closing expenses (other than any and all transfer taxes due with respect to the assignment hereunder). Assignee acknowledges and agrees that Assignor shall have no obligation or responsibility for the payment of any expense in connection with the purchase of the Property. Assignor and Assignee shall each be responsible for their own legal fees in connection with this Agreement.

6.	The closing of the transfer of title to the Property (the “Closing”) shall occur in the time and manner set forth in the Contract. This transaction shall be consummated simultaneously with the transaction covered by the Contract.

7.	Assignee acknowledges and agrees that “TIME IS OF THE ESSENCE” in connection with its obligations to make payments hereunder, since Assignor shall be under contractual restraints with the Seller, in connection with the Contract. TIME IS OF THE ESSENCE for Assignee to close under the Contract upon five (5) days prior written notice to Assignee.

9.	Assignee acknowledges and agrees that it has carefully read the Contract and recognizes that Assignee’s obligations hereunder are not conditioned upon Assignee’s obtaining financing from any lender (or upon Assignee’s obtaining funds from any other funding source), but nothing shall preclude Assignee from applying for, obtaining and closing the purchase of the Property with financing.

10.	Assignee further acknowledges the following:

a) Until the Closing, Assignor reserves and retains all of Purchaser's rights under the Contract;

2

b) Assignee shall not have any right to assign this Agreement or to further assign the Contract without the express written consent of the Assignor;

c) The deposit and additional deposit referred to in the Contract shall remain the property of Assignor until Closing;

d) At Closing, Escrow Agent shall release the Deposit to Assignor; and

e) Assignee acknowledges and agrees that Assignor shall not be liable to Assignee in the event the Closing is delayed due to any reason other than the fault of Assignor.

11.	Assignor agrees to pay the transfer taxes that are payable in connection with the assignment of the Contract to Assignee, if any. Assignor and Assignee each agree to complete and execute any returns and/or statements required in connection with the transfer taxes. In addition, Assignor agrees to indemnify Assignee and to hold Assignee harmless from and against any costs, liability and expense (including reasonable attorneys’ fees) arising from or relating to any transfer taxes owing in connection with the assignment described herein. The provisions of this paragraph shall survive the Closing.

12.	ASSIGNEE HAS RESEARCHED THE PROPERTY OR HAS CAUSED OR HAS WAIVED AN INSPECTION THEREOF TO BE MADE ON ASSIGNEE'S BEHALF, AND IT IS AGREED AND UNDERSTOOD THAT NEITHER ASSIGNOR NOR ANY PERSON PURPORTING TO ACT FOR ASSIGNOR HAS MADE OR NOW MAKES ANY REPRESENTATIONS AS TO THE PHYSICAL CONDITION, TENANTS, INCOME, EXPENSE, OPERATION OR ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PROPERTY, OR ANY DOCUMENTS RELATING THERETO, EXCEPT AS HEREIN SPECIFICALLY SET FORTH OR AS SET FORTH IN THE CONTRACT (WITH RESPECT TO WHICH REPRESENTATIONS ASSIGNEE SHALL LOOK ONLY TO THE SELLER TO THE EXTENT PERMITTED UNDER THE CONTRACT). ASSIGNEE HEREBY EXPRESSLY ACKNOWLEDGES THAT NO REPRESENTATIONS HAVE BEEN MADE AND ASSIGNEE AGREES THAT ASSIGNOR IS NOT LIABLE TO BE BOUND IN ANY MANNER BY ANY FINANCIAL STATEMENTS OR WRITTEN AGREEMENTS OR STATEMENTS OR REPRESENTATIONS WHICH HAVE BEEN MADE, AND REAL ESTATE BROKERS' "SET-UPS" OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT OR EMPLOYEE, SERVANT OR OTHER PERSONS, UNLESS THE SAME ARE SPECIFICALLY STATED HEREIN OR AS SET FORTH IN THE CONTRACT (WITH RESPECT TO WHICH REPRESENTATIONS ASSIGNEE SHALL LOOK ONLY TO THE SELLER TO THE EXTENT PERMITTED UNDER THE CONTRACT). IT IS UNDERSTOOD AND AGREED THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE HAD BETWEEN THE PARTIES HERETO, ARE HEREBY MERGED IN THIS AGREEMENT, WHICH ALONE FULLY AND COMPLETELY EXPRESSES THEIR AGREEMENT, AND THAT THE SAME IS ENTERED INTO AFTER FULL INVESTIGATION, NEITHER PARTY RELYING UPON ANY STATEMENT OR REPRESENTATIONS MADE BY ASSIGNOR OR ASSIGNEE, NOT EMBODIED IN THIS AGREEMENT.

3

13.	a) Escrow Agent shall hold the Deposit in an Escrow Account maintained with JP Morgan Chase, 676 White Plains Road, Scarsdale, New York 10583, until closing or sooner termination of this Agreement and shall pay or apply the Deposit in accordance with the terms of this Paragraph. Escrow Agent shall hold the Deposit in such non-interest bearing account, for the benefit of the parties as hereinabove provided. At Closing, the Deposit shall be paid by Escrow Agent to Assignor. If for any reason Closing does not occur and either party gives notice to Escrow Agent demanding payment of the Deposit, Escrow Agent shall give prompt notice to the other party of such demand. If Escrow Agent does not receive notice of objection from such other party to the proposed payment within ten (10) days after the giving of such notice, Escrow Agent is hereby authorized to release the Deposit in accordance with such notice demanding payment of the Deposit or a judgment, order or decree of a court. However, Escrow Agent shall have the right at any time to deposit the Deposit and the interest thereon with the clerk of a court in New York County and shall give notice of such Deposit to Assignor and Assignee. Furthermore, Escrow Agent shall have the right to disburse the Deposit in accordance with any written instructions signed on behalf of all the parties to this Agreement. Upon such deposit with the clerk or other disbursement in accordance with the terms of this Paragraph, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

b) The parties acknowledge that Escrow Agent, in holding the Deposit is acting solely as a stakeholder at the parties’ request and for their convenience and that Escrow Agent shall not be liable to either party for any act or omission on its part unless taken or suffered in bad faith or in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent. The parties jointly and severally agree to defend, indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses (including reasonable attorneys' fees, regardless of whether Escrow Agent retains separate counsel or defends itself) incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions taken or suffered by Escrow Agent in gross negligence or in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent.

c) Escrow Agent or any member of its firm, shall be permitted to act as counsel for Assignor or any affiliate of Assignor in any dispute as to the disbursement of the Deposit.

4

(d) Escrow Agent shall have the right to act in reliance upon any document, instrument or signature believed by him to be genuine and to assume that any person purporting to give any notice or instruction in accordance with the provisions hereof has been duly authorized to do so. Escrow Agent may act or refrain from acting in respect of any matter referred to herein in full reliance upon and with the advice of counsel which may be selected by it (including any member of his firm) and shall be fully protected in so acting or refraining from acting upon the advice of such counsel.

(e) Assignor and Assignee agree that there shall be no liability to Assignor or Assignee for any loss of all or any portion of the monies deposited hereunder by reason of insolvency or failure of the institution or depository with whom deposit(s) hereunder have been made.

14.	Assignor or its counsel shall promptly deliver to Assignee or its counsel a copy of any and all notices or other written correspondence received by Assignor from the Seller or received by Assignor from the Seller in connection with the Contract.

15.	Assignor and Assignee represent and warrant that it has not dealt with any broker in connection with this transaction.

16.	Assignee acknowledges that it has neither the right nor the authority to directly communicate with the Seller, its principal or agents prior to closing; Assignee represents that any communications, notices, correspondence and all inquiries in connection with the Contract, or the Property will be made through the Assignor or its agents.

17.	Any and all notices, requests, communications, or demands required or permitted to be given pursuant hereto shall be in writing, and shall be delivered by nationally recognized overnight courier as follows:

To Assignor:	United Realty Funds Management, LLC
60 Broad Street, 34th Floor
New York, NY 10004
Attention: Jacob Frydman
Email: j.frydman@unitedrealty.com

To Assignee:	UR Lippincott, DST
60 Broad Street, 34th Floor New
York, NY 10004 Attention:
Alex Libin, Esq. Email:
a.libin@unitedrealty.com

Notices delivered by nationally recognized overnight courier shall be deemed to have been given one (1) day after placing such materials in the possession of a representative of such nationally recognized overnight carrier. Attorneys for the parties hereto are hereby authorized to give notices on behalf of their respective client.

5

18.	The parties hereto further agree and acknowledge that:

a) Assignor shall have no obligations under the Contract or this Agreement, following the closing on the Contract and the delivery of all documents in connection therewith. As such, Assignor shall have no obligations whatsoever in connection with any financial or other obligations which survive the closing; and

b) That Assignee hereby indemnifies and holds Assignor harmless from any loss or claim arising out of the ownership of the Property subsequent to the closing under the Contract, other than a breach of this Agreement.

19.	This Agreement may not be recorded by either party.

20.	The submission of this Agreement to Assignee shall not constitute an offer by Assignor, and Assignor shall not be bound hereby in any manner whatsoever unless and until (a) Assignee has executed and delivered a copy hereof to Assignor, and delivered the monies in accordance with the provisions of Paragraph 4 hereof and (b) Assignor has executed and delivered a copy hereof to Assignee.

21.	Assignor represents that Assignor has not heretofore assigned mortgaged, pledged nor has transferred their interest in the Contract and that Assignor is the sole owner and holder of the interest of Purchaser thereunder.

22.	In the event that Assignee defaults under this Agreement for any or no reason, then the Deposit paid to Seller shall be forfeited as liquidated damages and this Agreement shall be null and void, with neither party having any further liability toward the other.

23.	This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof.

24.	The provisions of this Agreement are severable, and if any provision or part hereof or the application thereof to any person or circumstance shall ever be held by any court of competent jurisdiction to be invalid or unconstitutional for any reason, the remainder of this Agreement and the application of such provision or part hereof to other persons or circumstances shall not be affected thereby, unless the invalidation of such provision or its application materially interferes with the intent of the parties hereto.

25.	In the event that Seller requires an operating agreement or other agreement evidencing that Assignor and Assignee are members/partners of the Purchaser under the Contract, then Assignee agrees to provide same to Seller, provided, however, that Assignor acknowledges that it does not own and will not be entitled to any financial or managerial interest in the purchaser of the Property and hereby relinquishes and waives all such rights. At Closing, Assignor agrees to execute any and all documents to effectuate and demonstrate the foregoing.

6

26.	In the event of a default by the Seller, Assignor hereby assigns all of its remedial rights to Assignee, at Assignee’s option. If the Seller is unable to deliver title as provided in the Contract, Assignee has the right to waive any such condition, and/or direct Assignor, on behalf of Assignee, to pursue and prosecute legal action against the Owner at Assignee’s sole cost and expense.

27.	Assignor shall not amend or modify the Agreement in any way without the express written consent of the Assignee. Assignor shall comply with all conditions and requirements of the Agreement between the date hereof and through Closing.

28.	The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

29.	This Agreement may be executed the parties in counterparts. For purposes of this Agreement, facsimile transmitted and/or electronically transmitted signatures shall be deemed the equivalent of originals, in all respects.

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ASSIGNOR:

UNITED REALTY FUNDS MANAGEMENT, LLC

By:
Name:	Jacob Frydman
Title:	Authorized Signatory

ASSIGNEE:

UR LIPPINCOTT, DST

By:
Name:	Alexander Libin
Title:	Authorized Signatory

8

EXHIBIT A

“Contract”

9